Exhibit 10.1

Execution Version

FINANCING AGREEMENT

Dated as of November 6, 2023

by and among

ORTHOFIX MEDICAL INC.,

as the Borrower, the Parent and the Company

AND EACH SUBSIDIARY OF THE PARENT
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

BLUE TORCH FINANCE LLC,
as Administrative Agent and Collateral Agent

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE TERM LOANS ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THE TERM LOANs MAY BE DIRECTED TO THE ADMINISTRATIVE AGENT.

Table of Contents

i

SCHEDULE AND EXHIBITS

Schedule 1.01(A) Lenders and Lenders’ Commitments

Schedule 1.01(B) Facilities

Schedule 6.01(e) Capitalization; Subsidiaries

Schedule 6.01(f) Litigation

Schedule 6.01(h) Compliance with Law

Schedule 6.01(i) ERISA

Schedule 6.01(l) Nature of Business

Schedule 6.01(p) Labor Matters

Schedule 6.01(q) Environmental Matters

Schedule 6.01(r) Insurance

Schedule 6.01(u) Intellectual Property

Schedule 6.01(v) Material Contracts

Schedule 7.02(a) Existing Liens

Schedule 7.02(b) Existing Indebtedness

Schedule 7.02(e) Existing Investments

Schedule 7.02(k) Limitations on Dividends and Other Payment Restrictions

Schedule 8.01 Cash Management Accounts

Exhibit A Form of Joinder Agreement

Exhibit B Form of Assignment and Acceptance

Exhibit C Form of Notice of Borrowing

Exhibit D Form of SOFR Notice

Exhibit E Form of Compliance Certificate

Exhibit F Form of Asset Coverage Certificate

Exhibit 2.09(d) Forms of U.S. Tax Compliance Certificate

FINANCING AGREEMENT

Financing Agreement, dated as of November 6, 2023, by and among ORTHOFIX MEDICAL INC., a Delaware corporation (the “Parent”, the “Company” and the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with each other subsidiary of the Company that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Blue Torch Finance LLC, a Delaware limited liability company (“Blue Torch”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Blue Torch, as administrative agent and mandatario con rappresentanza for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) (i) an initial term loan in the aggregate principal amount of $100,000,000 and (ii) a delayed draw term loan of $25,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding. The proceeds of the initial term loan shall be used to refinance existing indebtedness of the Borrower, for working capital and general corporate purposes of the Borrower and to pay fees and expenses related to this Agreement. After the Effective Date, the loans made under the revolving credit facility shall be used for working capital and general corporate purposes. The proceeds of loans made under the delayed draw term loan facility shall be used for general corporate purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I.

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Accounts” means one or more accounts designated by the Administrative Agent at a bank designated by the Administrative Agent from time to time as the accounts into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), the UK Terrorism Act 2000, the UK Proceeds of Crime Act 2002 and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Parts II.1 and XII.2 and Section 354 of the Criminal Code, the United Nations Act (Canada), Special Economic Measures Act (Canada), Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and Freezing Assets of Corrupt Foreign Officials Act (Canada).

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of

(a) any Reference Rate Loan or any portion thereof, 6.25% per annum and

(b) any SOFR Loan or any portion thereof, 7.25% per annum.

“Applicable Premium” means

(a) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (c), (d) or (e) of the definition thereof:

(i) during the period from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date (the “First Period”), an amount equal to the Make-Whole Amount;

(ii) during the period after the First Period up to and including the date that is the second anniversary of the Effective Date (the “Second Period”), an amount equal to 2.00% times the aggregate principal amount of the Term Loans outstanding on the date of such Applicable Premium Trigger Event; and

(iii) during the period after the Second Period up to and including the date that is the third anniversary of the Effective Date (the “Third Period”), an amount equal to 1.00% times the aggregate principal amount of the Term Loans outstanding on the date of such Applicable Premium Trigger Event;

(iv) thereafter, zero; and

(b) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b) of the definition thereof:

(i) during the First Period, an amount equal to the Make-Whole Amount;

(ii) during the Second Period, an amount equal to 2.00% times the amount of the aggregate principal amount of the Term Loans being paid on such date;

(iii) during the Third Period, an amount equal to 1.00% times the amount of the aggregate principal amount of the Term Loans being paid on such date; and

(iv) thereafter, zero.

“Applicable Premium Trigger Event” means

(a) [reserved];

(b) any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment other than (x) any prepayment made pursuant to Section 2.05(c)(i) or 2.05(c)(iv) and (y) any regularly scheduled amortization payment made pursuant to the first sentence of Section 2.03(b)) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(c) the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

(d) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to any Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(e) the termination of this Agreement for any reason.

“Asset Coverage Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the asset coverage calculation in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit F.

“Asset Coverage Percentage” means, as set forth in the most recently delivered Field Survey and Audit in respect of the applicable asset class,

(a) in respect of Eligible Accounts, the percentage of (i) (A) the Net Amount of Eligible Accounts minus (B) any reserves in respect thereof over (ii) the Book Value of Accounts of Parent and its Subsidiaries;

(b) in respect of Eligible Inventory, the percentage of (ii) (A) the lesser of the Net Orderly Liquidation Value and Book Value of Eligible Inventory minus (B) any reserves in respect thereof over (ii) the Book Value of Inventory of Parents and its Subsidiaries and

(c) in respect of Eligible Equipment, the percentage of (i) (A) the lesser of Net Orderly Liquidation Value and Book Value of Eligible Equipment minus (B) any reserves in respect thereof over (ii) the Book Value of Equipment of Parents and its Subsidiaries.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent (and the Collateral Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Australian Loan Party” means any other Loan Party incorporated in Australia (or a state thereof).

“Australian Security Document” means the Australian Security Trust Deed and any security documents governed by the laws of Australia (or a state thereof) hereafter delivered to the Collateral Agent granting a Lien on any Collateral as security for all or any part of the Obligations.

“Australian Security Trust Deed” means the security trust deed poll entered into by the Collateral Agent.

“Australian Security Trustee” means the Collateral Agent, in its capacity as security trustee for the Secured Parties under any Australian Security Document.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, corporate controller, director, treasurer or other financial officer performing similar functions, president or executive vice president of such Person, and with respect to a Dutch Loan Party, any person who is authorized to represent the Dutch Loan Party.

“Availability” means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(h)(iv).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(h)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:

(a) the alternate benchmark rate that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated credit facilities at such time and

(b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment for each applicable Interest Period, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component)

has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(g) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.07(g).

“Blue Torch” has the meaning specified therefor in the preamble hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Book Value” means the book value as reflected on the balance sheet of such Person in accordance with GAAP.

“Borrower” has the meanings specified therefor in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in New York, except that, if a determination of a Business Day shall relate to a SOFR Loan, the term “Business Day” also shall exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Canadian Collateral” means Collateral consisting of assets or interests in assets of the Canadian Loan Parties, or assets or interests of the other Loan Parties which are subject to the PPSA, in each case now owned or hereafter acquired, and the proceeds thereof.

“Canadian Debtor Relief Law” means the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of Canada, including, without limitation, any corporate law of any Canadian jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Loan Parties” means 7D Surgical ULC and any other Canadian Subsidiary.

“Canadian Pension Event” means solely with respect to a Canadian Defined Benefit Plan (a) the termination by a Loan Party of such a Canadian Defined Benefit Plan; or (b) the filing of a notice of intention to terminate in whole or in part such a Canadian Defined Benefit Plan or the treatment of such a Canadian Defined Benefit Plan amendment as a termination or partial termination; or (c) the issuance of an order or notice of intended decision by any Governmental Authority to terminate or have an administrator or like body appointed to administer such a Canadian Defined Benefit Plan; or (d) any other event or condition which would reasonably be expected to constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of an administrator or trustee to administer, any such Canadian Defined Benefit Plan.

“Canadian Pension Plans” means any registered pension plan as such term is defined under the Income Tax Act (Canada) that is administered or contributed to by any Loan Party in respect of its Canadian employees or former employees.

“Canadian Security Agreement” means a Canadian form of Pledge and Security Agreement and such other Canadian law governed security documents, intellectual property security agreements, pledge agreements, assignments, hypothecs or other related documents, to be entered into on or after the date hereof, in form and substance satisfactory to the Collateral Agent, made by the Canadian Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Canadian Subsidiary” means any Subsidiary of the Borrower that is incorporated, formed or otherwise organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, with respect to any Person for any period, the sum of

(a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period; and

(b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means

(a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one year from the date of acquisition thereof;

(b) commercial paper, maturing not more than one year after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s;

(c) certificates of deposit maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof;

(e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition;

(f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within one year from the date of acquisition thereof and

(g) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (f) above in respect of each country that is a member of the Organization for Economic Co-operation and Development.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent; or

(b) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.02(c) and other than director qualifying shares or other nominal ownership requirements required under applicable foreign law in respect of any Foreign Subsidiary) and Orthofix Italy, free and clear of all Liens (other than Permitted Specified Liens); or

(c) a “Change of Control” (or any comparable term or provision (but other than any such event that is applicable solely to a change in the ownership or control of a Non-Loan Party (other than Orthofix Italy and, in any event, not any Loan Party)) under or with respect to any of the Equity Interests or Indebtedness in an outstanding or committed principal amount in excess of $2,500,000 of the Parent or any of its Subsidiaries.

“CMS” means The Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services, and any Governmental Authority successor thereto.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit E, duly executed by an Authorized Officer of the Parent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.08 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period,

plus

(b) without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i) any provision for United States federal income taxes or other taxes measured by net income or profits,

(ii) Consolidated Net Interest Expense,

(iii) any loss from extraordinary items,

(iv) any depreciation and amortization expense,

(v) any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory (except for non-cash write-offs in an aggregate amount not to exceed $7,000,000 of legacy SeaSpine Inventory in connection with the integration of the merger between SeaSpine and the Company)),including non-cash stock option and other non-cash equity-based compensation expenses, non-cash non-recurring costs or charges associated with any modification or termination of pension and post-retirement employee benefit plans, goodwill and other intangible impairment charges, non-cash expense relating to the vesting of warrants, the granting of stock appreciation rights, stock options or restricted stock, or resulting from the application of purchase accounting associated with any future acquisitions or dispositions, non-cash losses under hedging agreements, and non-cash losses in such period due solely to fluctuations in currency values and any related tax effects,

(vii) charges, losses, expenses or lost profits to the extent indemnified, insured or reimbursed by a third party, including expenses covered by indemnification provisions in connection with any Acquisition or disposition permitted by this Agreement and lost profits covered by business interruption insurance, in each case, in an amount not to exceed such amount actually reimbursed for and during such period,

(viii) amortization or write-off of non-cash deferred financing costs outside of the ordinary course of business,

(ix) non-recurring, out-of-pocket transaction fees, costs, charges and expenses incurred in connection with

(A) this Agreement, the Loan Documents and any amendments and modifications thereof or the Existing Credit Facility, outside of the ordinary course of business and

(B) any Permitted Acquisition or Permitted Disposition consummated by any Loan Party or its Subsidiaries during such period, outside of the ordinary course of business; provided that the aggregate amount included in Consolidated EBITDA in any period in reliance on this clause (ix)(B) shall not (when aggregated with any add-backs and adjustments pursuant to clause (xi)) exceed $2,000,000 for such period,

(x) non-recurring, outside of the ordinary course, out-of-pocket internal

(A) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, and

(B) severance costs, systems establishment costs, costs associated with the establishment of new information technology systems and costs associated with office and facility openings, closings and consolidations;

provided that the aggregate amount included in Consolidated EBITDA in any period in reliance on this clause (x) shall not exceed $7,000,000;

(xi) out-of-pocket transaction fees, costs and expenses incurred, or amortization thereof, in connection with any Acquisition or Disposition (that would have been permitted hereunder if consummated) outside of the ordinary course of business that was not consummated or was otherwise abandoned by any Orthofix Entity during such period; provided that the aggregate amount included in Consolidated EBITDA in any period in reliance on this clause (xi) shall not (when aggregated with any add-backs and adjustments pursuant to clause (ix)(B)) exceed $2,000,000 for such period;

(xii) costs and expenses of outside legal counsel, accounting advisors and consultants and other professionals in each case related to internal investigations conducted by the Company during the Fiscal Year 2023 provided that the aggregate amount included in Consolidated EBITDA in reliance on this clause (xii) shall not exceed $10,000,000 over the term of this Agreement (it being understood that amounts added back pursuant to this clause (xii) may not be added back for periods ending after September 30, 2024); and

(xiii) cash charges for Settlement Amounts and on-cash reserve or accrual charges for expected future Settlement Amounts outside of the ordinary course of business not to exceed $5,000,000 in the aggregate over the term of this Agreement, but not to exceed, in any case, $2,500,000 in the aggregate over the term of a single Fiscal Year, minus

(c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i) any credit for United States federal income taxes or other taxes measured by net income,

(ii) any gain from extraordinary items,

(iii) any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:

(a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary,

(b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation,

(c) the effects of adjustments resulting from the application of purchase accounting, and

(d) subject to Section 1.08, the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP, but excluding deferred financing fees and amendment fees.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation,

(a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor,

(b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and

(c) any obligation of such Person, whether or not contingent,

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof;

provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract,

(a) with respect any such account, entitlement or contract in respect of which a grant of security therein is governed by the laws of the United States or Canada, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent and

(b) with respect to any other account, entitlement or contract, an agreement or other security document, in form and substance reasonably satisfactory to the Collateral Agent, that grants or is necessary to provide a first priority perfected security interest in such account, entitlement or contract as may be appropriate under applicable law.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask works, database and design rights, and works of authorship, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Cure Right” has the meaning specified in Section 9.02.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; and (iii) the terms of any agreements by which any Orthofix Entity is bound relating to the processing of Personal Information.

“Data Protections Laws” means any applicable laws relating to the processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.

“Debtor Relief Law” means the Bankruptcy Code, the UK Insolvency Act 1986, the UK Enterprise Act 1986, the UK Corporate Restructuring and Governance Act 2020 and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, scheme of arrangement, restructuring, restructuring plan or similar debtor relief law of the United States, the United Kingdom or other applicable jurisdiction from time to time in effect, including, for the avoidance of doubt, any Canadian Debtor Relief Law and with respect to the Netherlands, the Dutch Bankruptcy Act (Faillissementswet).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that

(a) has failed to

(i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

(ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due,

(b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Term Loan” means, collectively, the loans made by the Delayed Draw Term Loan Lenders to the Borrower from time to time pursuant to Section 2.01(a)(iii).

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Delayed Draw Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw Term Loan Lender” means a Lender with a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan.

“Delayed Draw Termination Date” means March 30, 2024.

“Delayed Draw Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Drawn Term Loan Commitments.

“Disbursement Letter” means a disbursement letter, in form and substance satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include

(a) the sale or other disposition for value of any contracts, and

(b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control),

(b) is redeemable at the option of the holder thereof other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares), in whole or in part (other than as a result of a change of control),

(c) provides for the scheduled payments of dividends or distributions in cash, or

(d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests (except as a result of a change of control), in each case of clauses (a) through (d), prior to the date that is six months after the Final Maturity Date.

“Dutch Loan Party” means Orthofix Netherlands B.V. and any other Loan Party incorporated in the Netherlands.

“Dutch Security Agreement” means that certain Dutch law governed security agreement (including any and all supplement pledge agreement entered into in connection thereto), dated as of the date hereof, among the Dutch Loan Party as pledgor and the Collateral Agent as pledgee, and any other security agreement purported to be governed by Dutch law entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person with the Collateral Agent as pledgee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Dutch Security Documents” means the Dutch Security Agreement, the Dutch Share Pledge and all other security documents governed by Dutch law hereafter delivered to the Collateral Agent granting a Lien on any Collateral as security for all or any part of the Obligations.

“Dutch Share Pledge” means that certain Dutch law governed deed of pledge over shares in the company of the Dutch Loan Party, dated as of the date hereof, among the Borrower as pledgor, the Collateral Agent as pledgee and the Dutch Loan Party as company.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Eligible Accounts” means the Accounts of a Loan Party resulting from the sale of goods and performance of services by such Loan Party which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment. In general, an Account may, in the reasonable business judgment of the Administrative Agent, be deemed to be eligible if:

(a) delivery of the merchandise or the rendition of the services has been completed with respect to such Account;

(b) no return, rejection, repossession or dispute has occurred with respect to such Account, the Account Debtor has not asserted any set-off, defense or counterclaim with respect to such Account, and there has not occurred any extension of the time for payment with respect to such Account without the consent of the Administrative Agent, provided that, in the case of any dispute, set-off, defense or counterclaim with respect to an Account, the portion of such Account not subject to such dispute, set-off, defense or counterclaim will not be ineligible solely by reason of this clause (b);

(c) such Account is lawfully owned by a Loan Party free and clear of any Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents;

(d) such Loan Party has the right to grant Liens on such Account;

(e) such Account is unconditionally payable in Dollars within 90 days from the invoice date (or in the case of any Account owing by a Governmental Payor, 120 days from the invoice date) and is not evidenced by a promissory note, chattel paper or any other instrument or other document unless the original of such document is in the possession of the Collateral Agent and contains all necessary endorsements in favor of the Collateral Agent;

(f) no more than 60 days have elapsed from the invoice due date and no more than 90 days have elapsed from the invoice date with respect to such Account (or in the case of any Account owing by a Governmental Payor, 90 days and 120 days, respective);

(g) such Account is not due from an Affiliate of a Loan Party;

(h) such Account (other than any Account owing by a Governmental Payor) does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent);

(i) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account is located in the continental United States or Canada, unless such Account is supported by a letter of credit or other similar obligation satisfactory to the Administrative Agent;

(j) the Account Debtor with respect to such Account is not also a supplier to or creditor of a Loan Party, unless such Account Debtor has executed a no-offset letter satisfactory to the Administrative Agent;

(k) not more than 50% of the aggregate amount of all Accounts of the Account Debtor with respect to such Account have remained unpaid 60 days past the invoice due date or 90 days past the invoice date (or in the case of any Accounts owing by a Governmental Payor, 90 and 120 days, respectively);

(l) Accounts (other than any Accounts owing by a Governmental Payor) with respect to an Account Debtor whose total obligations owing to the Loan Parties do not exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its reasonable business judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor not in excess of such percentage;

(m) the Account Debtor with respect to such Account

(i) has not filed a petition for bankruptcy or any other relief under any Debtor Relief Law,

(ii) has not failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation,

(iii) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or

(iv) in the case of an Account Debtor who is an individual, is not an employee of a Loan Party or any of its Affiliates and has not died or been declared incompetent;

(n) Accounts with respect to which the Account Debtor is not a Sanctioned Person;

(o) Accounts which are owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Loan Party to seek judicial enforcement in such jurisdiction of payment of such Accounts, unless such Loan Party has filed such report or qualified to do business in such jurisdiction; and

(p) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its discretion, that the prospect of collection of such Account is not impaired for any reason.

Notwithstanding anything to the contrary contained herein, the foregoing criteria may be revised from time to time by the Collateral Agent in the Collateral Agent’s discretion to address the results of any audit or appraisal performed by the Collateral Agent from time to time after the Effective Date.

“Eligible Equipment” means the Equipment of a Loan Party which is, and at all times continue to be, acceptable to the Collateral Agent in the exercise of its reasonable business judgment. In general, Equipment may, in the reasonable business judgment of the Collateral Agent, be deemed to be eligible if:

(a) such Equipment is lawfully owned by a Loan Party free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents;

(b) such Loan Party has the right to grant Liens on such Equipment;

(c) such Equipment is located in one of the locations in the continental United States or Canada listed on Schedule III to the Security Agreement or other applicable Collateral Document or such other locations in the continental United States or Canada as the Collateral Agent may approve in writing from time to time and if such Equipment is located on real property leased by a Loan Party, (x) such location is subject to a landlord waiver duly executed by the lessor with respect to such location in form and substance reasonably satisfactory to the Collateral Agent or if not subject to a landlord waiver, the Collateral Agent in its reasonable discretion, has taken a rent reserve with respect to such location not to exceed an amount equal to three month’s rent and (y) is segregated or otherwise separately identifiable from goods of others, if any, located on such real property;

(d) such Equipment

(i) is being used in the operation of the business of such Loan Party,

(ii) is not substantially worn, damaged, defective or obsolete, and

(iii) does not constitute furnishings, fixtures or parts or otherwise is affixed to real property;

(e) such Equipment is subject to a valid and perfected first priority Lien of the Collateral Agent;

(f) such Equipment is covered by the property insurance required by the Agreement which insurance has been duly endorsed to the Collateral Agent;

(g) such Equipment is not subject to a lease with any Person;

(h) such Equipment is subject to an appraisal dated not earlier than 365 days prior to the date of determination and otherwise acceptable to the Collateral Agent in its sole discretion; and

(i) such Equipment is and at all times shall continue to be acceptable to the Collateral Agent in its reasonable discretion.

Notwithstanding anything to the contrary contained herein, the foregoing criteria may be revised from time to time by the Collateral Agent in the Collateral Agent’s discretion to address the results of any audit or appraisal performed by the Collateral Agent from time to time after the Effective Date.

“Eligible Inventory” means the Inventory of a Loan Party which is, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment. In general, Inventory may, in the reasonable business judgment of the Administrative Agent, be deemed to be eligible if:

(a) such Inventory is lawfully owned by a Loan Party free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents;

(b) such Inventory is not held on consignment and may be lawfully sold;

(c) a Loan Party has the right to grant Liens on such Inventory;

(d) such Inventory arose or was acquired in the ordinary course of the business of a Loan Party, represents finished goods and does not represent returned, damaged, obsolete or unsalable goods;

(e) no Account or document of title has been created or issued with respect to such Inventory;

(f) such Inventory is located

(i) in one of the locations in the continental United States or Canada listed on Schedule III to the Security Agreement or other applicable Collateral Document, such other locations in the continental United States or Canada as the Collateral Agent may approve in writing from time to time and if such Inventory is located on real property leased by a Loan Party, (x) such location is subject to a landlord waiver duly executed by the lessor with respect to such location in form and substance reasonably satisfactory to the Collateral Agent or if not subject to a landlord waiver, the Collateral Agent in its reasonable discretion, has taken a rent reserve with respect to such location not to exceed an amount equal to three month’s rent and (y) is segregated or otherwise separately identifiable from goods of others, if any, located on such real property; or

(ii) in the continental United States or Canada and is in transit to a location in clause (i) above; provided, the Book Value of Eligible Inventory permitted pursuant to this clause (f)(ii) shall not exceed $15,000,000;

(g) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright

(i) the Collateral Agent shall have entered into a waiver letter, in form and substance satisfactory to the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or

(ii) the Collateral Agent shall otherwise be satisfied, in its sole discretion, that the Collateral Agent has rights to sell or dispose of such Inventory;

(h) with respect to any Inventory sold under a trademark owned or licensed by another Person (other than a Loan Party), a Loan Party has not received written correspondence from such Person protesting the sale of such Inventory by such Loan Party and requesting the return, removal or destruction of such Inventory;

(i) the Inventory is not work-in-process, raw materials, supplies, spare parts or packaging; and

(j) such Inventory is and at all times shall continue to be acceptable to the Administrative Agent in its reasonable discretion.

Notwithstanding anything to the contrary contained herein, the foregoing criteria may be revised from time to time by the Collateral Agent in the Collateral Agent’s discretion to address the results of any audit or appraisal performed by the Collateral Agent from time to time after the Effective Date.

“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to contribute to (other than a Canadian Pension Plan).

“Environmental Claim” means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or (ii) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of, from, or based upon (a) any Environmental Claim, (b) any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, (c) any actual, alleged or threatened Release of, or exposure to, Hazardous Materials, (d) any Remedial Action, (e) any adverse environmental condition or (f) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing (a)-(e).

“Environmental Lien” means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Interests” means

(a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and

(b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means

(a) the occurrence of a Reportable Event with respect to any Pension Plan;

(b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or

Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA);

(d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA;

(e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA;

(f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA;

(g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(h) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA;

(i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(j) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan in excess of $2,500,000;

(k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates;

(l) the assertion of a claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Plan or Multiemployer Plan in excess of $2,500,000;

(m) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan (or such other Employee Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code that could reasonably be expected to have a liability in excess of $2,500,000;

(n) the imposition on any Loan Party of any material fine, excise tax or penalty with respect to any Employee Plan or Multiemployer Plan resulting from any noncompliance with any Requirements of Law;

(o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or

(p) the occurrence of any Foreign Plan Event.

“Erroneous Distribution” has the meaning specified therefor in Section 10.18.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period,

(a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less

(b) the sum of, without duplication,

(i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments),

(ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period,

(iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance),

(iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement,

(v) any Taxes paid in cash by such Person and its Subsidiaries for such period,

(vi) all cash expenses, cash charges, cash losses and other cash items that were added back in the determination of Consolidated EBITDA for such period,

(vii) the aggregate amount of cash payments made in respect of Permitted Acquisitions, other Permitted Investments, or Restricted Payments during such period, and

(viii) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means

(a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees,

(b) any Petty Cash Accounts,

(c) established as a Segregated Governmental Account in compliance with applicable legal requirements,

(d) bona fide trust accounts, escrow accounts and fiduciary accounts (including customer reserve or deposit accounts), in each case, that are segregated and separately identified,

(e) zero balance accounts, so long as such accounts sweeps on a daily basis to a deposit account that is not an Excluded Account that is subject to a Control Agreement and

(f) any deposit account, securities account or commodity account segregated and separately identified, that is maintained and used solely for the purpose of holding cash that serves as collateral or security for Permitted Indebtedness that is secured by a Permitted Lien.

“Excluded Equity Issuance” means

(a) in the event that the Parent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement or in connection with any Permitted Investment constituting a contribution to a Subsidiary of the Parent, the issuance by such Subsidiary of Equity Interests to the Parent or such Subsidiary, as applicable,

(b) [reserved],

(c) the issuance of Permitted Cure Equity,

(d) the issuance of Equity Interests of the Parent or any Subsidiary that is not a Loan Party to directors, officers and employees of the Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Parent or such Subsidiary,

(e) the issuance of director qualifying shares or other nominal ownership requirements required under applicable law in respect of any Foreign Subsidiary, and

(f) the issuance of Equity Interests by a Subsidiary of the Parent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (e) above.

“Excluded Subsidiary” means

(a) a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code (“CFC”) but only to the extent its guarantee of the Obligations is reasonably expected to result in material adverse tax consequences to the Parent and its Subsidiaries,

(b) any Immaterial Subsidiary,

(c) Orthofix Italy, so long as Orthofix Italy is organized under the laws of the Republic of Italy, and any Subsidiary organized under the laws of the Republic of Italy, Brazil or France,

(d) any direct or indirect Subsidiary of the Company that is prohibited by applicable law, rule or regulation or by any contractual obligation (with an unaffiliated party) that is existing on (and not created in contemplation of) the Effective Date (or on the date such Subsidiary is acquired) (it being understood there is no such contractual prohibitions as of the Effective Date) from guaranteeing the Obligations or that would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, and

(e) a Subsidiary with respect to which the Administrative Agent and the Company, each acting in good faith, reasonably determine the cost and/or burden of obtaining the guarantee outweigh the practical benefit to the Lenders afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient,

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Facility” means revolving credit facility evidenced by that certain Second Amended and Restated Credit Agreement, dated as of October 25, 2019, by and among, the Parent and certain subsidiaries of the Parent from time to time party thereto as borrowers and guarantors, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified prior to the date hereof.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), in respect of:

(a) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), or

(b) condemnation awards (and payments in lieu thereof).

“Facility” means the real property identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“FCPA” has the meaning specified therefor in the definition of Anti-Corruption Laws.

“FDA” means the Food and Drug Administration, or any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of the date hereof, among the Borrower and the Agent.

“Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrower.

“Final Maturity Date” means November 6, 2027.

“Financial Statements” means

(a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 2020, 2021 and 2022, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and

(b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the three, six, seven, eight and nine months ended March 31, 2023, June 30, 2023 July 31, 2023, August 31, 2023 and September 30, 2023, and the related consolidated statement of operations, shareholder’s equity and cash flows for the three, six, seven, eight and nine months then ended.

“Fiscal Quarter” means any of the quarterly accounting periods of the Parent and its Subsidiaries ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Floor” means a rate of interest equal to 3.00% per annum.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.

“Foreign Plan Event” means, with respect to any Foreign Plan,

(a) the existence of unfunded liabilities in excess of the amount permitted under any Requirement of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority,

(b) the failure to make any required contribution or payment under any Requirement of Law within the time permitted by any Requirement of Law for such contributions or payments,

(c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan,

(d) the incurrence of any liability by any Loan Party or any Subsidiary under any law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or

(e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any Requirement of Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or any Subsidiary of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any Requirement of Law.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Full Recourse Loan Party” means any Loan Party that (a) organized in the United States, and to the extent applicable, Canada, Australia, England and Wales and the Netherlands or (b) is otherwise is not a Limited Recourse Loan Party.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means,

(a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization and the operating agreement or articles of association (or equivalent);

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and

(d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation, incorporation or organization with the applicable Governmental Authority in the jurisdiction of its formation, incorporation or organization; and

(e) with respect to Dutch Loan Party, means the deed of incorporation (akte van oprichting), articles of association (statute), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce relating to the Dutch Loan Party.

“Governmental Authority” means any nation or government, any foreign, Federal, state, national, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Payor” means any Third Party Payor described in clauses (c) and (d) of the definition thereof.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) other than with respect to its own obligations, Parent and each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste or is otherwise characterized by words of similar import under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.

“Health Care Laws” means, collectively, any and all domestic and foreign, federal, state, provincial, territorial or local laws, rules, regulations, orders, administrative manuals, guidelines and requirements relating to any of the following:

(a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), and the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a)), the criminal false statements law, 42 U.S.C. 1320a-7b(a), any criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349 and the health care fraud criminal provisions under HIPAA, and the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h;

(b) any Medical Reimbursement Program;

(c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors (including the DMEPOS Supplier Standards established by CMS, DMEPOS Quality Standards established by the Medicare Modernization Act of 2003 and all statutes and regulations administered by the FDA, , including without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq., the Public Health Service Act (42 U.S.C. § 201 et seq.) and the rules and regulations promulgated thereunder);

(d) the provision of, or payment for, health care services, items or supplies;

(e) quality, safety certification and accreditation standards and requirements administered by a Governmental Authority;

(f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments;

(g) HIPAA; and

(h) any and all other applicable domestic or foreign, federal, state, provincial, territorial or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements applicable to any line of business of any Orthofix Entity, as the same may be amended, modified or supplemented from time to time.

“Health Care Permits” means any and all permits, licenses, clearances, exemptions, approvals, classifications, authorizations, certificates, consents, registrations, providers or supplier numbers and accreditations that are (a) necessary to enable any Orthofix Entity to develop, test, sell, market, promote, advertise, import, export, manufacture or distribute medical devices or biological products or provide services, participate in and receive payment under any Medical Reimbursement Program or other Third Party Payor Arrangement, as applicable, or otherwise continue to conduct its business as it is conducted on the Effective Date, or (b) required under any Health Care Law.

“HHS” means the U.S. Department of Health and Human Services and any successor thereof.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) the Omnibus Final Rule, and (d) any foreign or domestic, federal, state, provincial, territorial and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Immaterial Subsidiary” means, at any time, any Subsidiary that:

(a) contributed 5% or less of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, or

(b) contributed 5% or less of the revenues of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, or

(c) had assets representing 5% or less of the total consolidated assets of the Parent and its Subsidiaries on the last day of the most recently ended period for which financial statements have been delivered;

provided, if at any time and from time to time after the Effective Date, Immaterial Subsidiaries comprise in the aggregate more than 10.0% of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, or more than 10.0% of the revenues of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered or more than 10.0% of the consolidated assets of the Parent and its Subsidiaries as of the end of the most recently ended period for which financial statements have been delivered, then the Parent shall, not later than thirty days after the date by which financial statements for such period are required to be delivered (or such longer period as the Administrative Agent may agree in its sole discretion), designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true. As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.01(B).

“Increased Reporting Period” means a period starting when average Liquidity over the last two weeks, calculated as of the end of each week, is less than $40,000,000 and ending when average Liquidity over the last weeks, calculated as of the end of each week, is greater than $40,000,000 for at least four consecutive weeks.

“Indebtedness” means, with respect to any Person, without duplication,

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created);

(c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made;

(d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property;

(e) all Capitalized Lease Obligations of such Person and any Off-Balance Sheet Liability;

(f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities;

(g) all net termination obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements;

(h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(i) all Contingent Obligations with respect to Indebtedness described in clauses (a) through (h) above;

(j) all Disqualified Equity Interests; and

(k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The amount of Indebtedness of any Person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property of such Person encumbered thereby as determined by such Person in good faith.

The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Industrial Designs” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to registered industrial designs and industrial design applications.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Industrial Designs, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Initial Field Exam” has the meaning specified therefor in Section 5.03.

“Initial Term Loan” means, collectively, the loans made by the Initial Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)(ii).

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Initial Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Initial Term Loan Lender” means a Lender with an Initial Term Loan Commitment or an Initial Term Loan.

“Initial Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan Commitments.

“Insolvency Regulation” Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) as amended from time to time and as lastly amended on 15 December 2021 by replacing its Annexes A and B.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent, each other Loan Party and any Subsidiary of a Loan Party which loans or advances any Indebtedness to a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date” means as to any SOFR Loan, the last day of each Interest Period therefor and the Final Maturity Date.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending 3 months (as elected in the applicable SOFR Notice) thereafter; provided, however, that

(a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day,

(b) interest shall accrue at the applicable rate based upon Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires,

(c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, as applicable, and

(e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person,

(a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person),

(b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or

(c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Italian Banking Law” means the Italian Legislative Decree no. 385 of 1 September 1993, as subsequently amended and/or supplemented.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

“Italian Security Agreement” means an Italian law governed pledge over the quota capital of Orthofix Italy, to be entered into after the date hereof in accordance with Section 5.03 of Article V, in form and substance satisfactory to the Collateral Agent, for the benefit of the Secured Parties.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of:

(a) all Indebtedness described in clauses (a), (b) (other than earn-outs and similar obligations that not yet due and owing), (c), (d), (e) and (f) (but only including unpaid drawings and unreimbursed payments in respect of such letters of credit, acceptances and similar facilities) in the definition thereof of such Person and its Subsidiaries, on a consolidated basis, as of the end of such period to

(b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Limited Recourse Loan Party” means, if applicable, any Loan Party organized in Germany, Switzerland or any other jurisdiction that where a guarantee provided by a Loan Party may be subject to guarantee limitations.

“Liquidity” means Availability plus Qualified Cash.

“Loan” means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any Dutch Security Document, any UK Security Agreement, Australian Security Document, any Italian Security Agreement, any Canadian Security Agreement, any UCC Filing Authorization Letter, the VCOC Management Rights Agreement, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower and any Guarantor.

“Make-Whole Amount” means, as of any date of determination, an amount equal to

(i) the difference (which shall not be zero) between

(A) the aggregate amount of interest (including, without limitation, (x) interest payable in cash, in kind or deferred and (y) if applicable, in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, interest at the Post-Default Rate) which would have otherwise been payable on the principal amount of the Term Loans paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (c), (d) or (e) of the definition thereof, the principal amount of the Term Loans outstanding on such date) from the date of the occurrence of the Applicable Premium Trigger Event until the first anniversary of the Effective Date, minus

(B) the aggregate amount of interest the Lenders would earn if the prepaid (or deemed prepayment in the case of an acceleration of the Loans) or reduced principal amount of the Term Loans were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) or reduction until the first anniversary of the Effective Date at the Treasury Rate, plus

(ii) 3.00% of the principal amount of the Term Loans paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (c), (d) or (e) of the definition thereof, the principal amount of the Term Loans outstanding on such date).

“Material Adverse Effect” means a material adverse effect on any of

(a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole,

(b) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document,

(c) the legality, validity or enforceability of this Agreement or any other Loan Document,

(d) the rights and remedies of any Agent or any Lender under any Loan Document, or

(e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $3,000,000.

“Material Contract” means, with respect to any Person,

(a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $20,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and

(b) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect (or are otherwise required to be filed with the SEC (other than Governing Documents and employment and employee benefits agreements and arrangements).

“Material Intellectual Property” means, with respect to any Person, any Intellectual Property of such Person that is reasonably estimated in good faith to have a fair market value equal to, or in excess of, $1,000,000 (or the Dollar Amount of $1,000,000).

“Medicaid” means that means-tested entitlement program under Title XIX, P.L. 89-87, of the Social Security Act, which provides Federal grants to States for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the U.S. Code, as amended, and any statute succeeding thereto.

“Medicaid Certification” means recognition by a state agency or other such entity administering a particular state’s Medicaid program that a health care provider or supplier is in compliance with all the conditions of participation set forth in the appropriate state and federal Medicaid Regulations.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means

(a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statues succeeding thereto,

(b) all applicable provisions of all Federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statues described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statues described in clause (a) above,

(c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and

(d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, (f) any other federal, state or foreign program that provides reimbursement for Medical Services or (g) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Medical Services” means medical and health care items, services or supplies provided to a patient, including medical equipment, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and other medicine or health care equipment or items provided by an Orthofix Entity to a patient, hospital or other medical entity or Person for a valid and proper medical or health purpose.

“Medicare Certification” means recognition by CMS or an entity under contract with CMS that the health care provider or supplier is in compliance with all of the conditions of participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare” means that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the U.S. Code, as amended, and any statute succeeding thereto.

“Medicare Regulations” means, collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, HHS, CMS, the OIG, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Amount of Eligible Accounts” means the aggregate unpaid invoice amount of Eligible Accounts less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only

(a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement),

(b) reasonable attorneys’ fees, accountants’ fees, investment banking and advisory fees and other customary expenses and customary fees related thereto incurred by such Person or such Subsidiary in connection therewith,

(c) taxes (including sales, transfer, deed or mortgage recording taxes and taxes that would be payable in connection with any repatriation of such proceeds, regardless of whether such proceeds are actually repatriated) paid or reasonably estimated in good faith to be payable (it being understood that such estimated amounts shall constitute Net Cash Proceeds if not subsequently paid) as a result thereof to any taxing authorities by such Person or such Subsidiary in connection therewith,

(d) net income taxes paid or reasonably estimated in good faith to be paid or payable in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements) (it being understood that such estimated amount shall constitute Net Cash Proceeds if not subsequently paid),

(e) any reserve established in accordance with GAAP (provided, that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid or payable to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Orderly Liquidation Value” means,

(a) with regard to any Eligible Equipment, the net orderly liquidation value of such Eligible Equipment, as determined by reference to the most recent Appraisal of such Eligible Equipment of the applicable Loan Party and

(b) with regard to any Eligible Inventory, the net orderly liquidation of such Eligible Inventory, as determined by reference to the most recent Appraisal of such Inventory of the applicable Loan Party.

“Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“New Facility” has the meaning specified therefor in Section 7.01(m).

“New Lending Office” has the meaning specified therefor in Section 2.09(d).

“Non-Loan Party” means an Orthofix Entity that is not a Loan Party.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include

(a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and

(b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

Notwithstanding any of the foregoing, Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Orthofix Entity” means on any date of determination, the Parent and each of its direct and indirect domestic and foreign Subsidiaries, including, without limitation, each of the Borrower and the other Loan Parties.

“Orthofix Italy” means Orthofix S.r.l., a company formed under the laws of Republic of Italy.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parallel Debt” has the meaning specified therefor in Section 10.19.

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Payment Office” means the Administrative Agent’s office located at 150 East 58th Street, 39th Floor, New York, New York 10155, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Periodic Term SOFR Determination Day” has the meaning specified therefor in the definition of Term SOFR.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c) with respect to any Acquisition involving a purchase price of $2,500,000 or more, the Borrower shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition

(i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith,

(ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition,

(iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, and

(iv) copies of such other agreements, instruments or other documents as any Agent shall reasonably request;

(d) the agreements, instruments and other documents referred to in paragraph (c) above shall provide that

(i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and

(ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(e) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger, amalgamation or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(f) (i) the Borrower shall have Liquidity in an amount equal to or greater than $45,000,000 immediately after giving effect to the consummation of the proposed Acquisition; and

(2) before and after giving effect to the proposed Acquisition, the Leverage Ratio of the Parent and its Subsidiaries for the four consecutive fiscal quarters for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(ii) shall not be greater than the ratio that is 0.5:1.00 less than the then required Leverage Ratio level set forth in Section 7.03(b) for such Fiscal Quarter in which the Acquisition is consummated, on a pro forma basis;

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(h) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their

Subsidiaries or a business reasonably related, complementary, or incidental thereto or a reasonable extension thereof;

(i) the assets being acquired (except as provided in clause (l) below) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(j) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(k) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition; and

(l) the Purchase Price payable in respect of all Acquisitions shall not exceed $10,000,000 in the aggregate during the term of this Agreement and the Purchase Price payable in respect of Acquisitions of assets that do not become Collateral and Persons who do not become Guarantors shall not exceed $2,500,000.

“Permitted Cure Equity” means Qualified Equity Interests of the Parent.

“Permitted Disposition” means:

(a) sale of Inventory in the ordinary course of business and cash and cash equivalents in connection with a transaction permitted by the terms of this Agreement;

(b) licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business and consistent with past practices;

(c) leasing or subleasing assets in the ordinary course of business;

(d) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent such Registered Intellectual Property is not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) such Intellectual Property rights are not material revenue generating Intellectual Property rights, and (B) such lapse or abandonment is not materially adverse to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets

(i) from the Parent or any of its Subsidiaries to a Full Recourse Loan Party,

(ii) (A) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent, and (B) from any Limited Recourse Loan Party to any other Limited Recourse Loan Party or any Full Recourse Loan Party, and

(iii) from any Loan Party to a Non-Loan Party to the extent in connection with a Permitted Intercompany Investment

(h) Disposition of obsolete or worn-out equipment in the ordinary course of business;

(i) factoring of accounts receivable by Orthofix Italy in the ordinary course of business and consistent with past practices for fair value and 100% cash consideration, in an aggregate face amount not to exceed €13,000,000 per fiscal year;

(j) Disposition of property or assets (other than factoring of accounts receivables) not otherwise permitted in clauses (a) through (h) above for cash in an aggregate amount not less than the fair market value of such property or assets;

(k) sales or disposals of Equity Interests of any Foreign Subsidiary that is not a Loan Party in order to qualify a member of the board of directors (or equivalent governing body) of such Person if and to the extent required by applicable law;

(l) forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection (excluding, for the avoidance of doubt, factoring or similar receivables financing) or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers,

(m) transactions constituting Permitted Liens, Permitted Investments, and Permitted Restricted Payments,

(n) the unwinding of any Hedging Agreement or any cash management services,

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clause (j) above, do not exceed $5,000,000 and (2) in the case of clauses (h) and (j) or constituting Extraordinary Receipts, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii).

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d) Permitted Intercompany Investments;

(e) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds and obligations of a like nature;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(i) reimbursement obligations with respect to letters of credit, banker guarantees and other similar obligations incurred in the ordinary course of business in an aggregate amount outstanding not to exceed $1,000,000 at any time;

(j) Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $2,500,000 at any one time outstanding; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(k) Guarantees in respect of Indebtedness by (x) the Loan Parties of other Loan Party, (y) any Non-Loan Party of any other Non-Loan Party, or (z) the Loan Parties of any other Subsidiary to the extent constituting a Permitted Intercompany Investment and, in each case, to the extent such Indebtedness guaranteed is permitted hereunder;

(l) unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by vendors on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(m) Subordinated Indebtedness in an aggregate amount not exceeding $1,000,000 at any time outstanding;

(n) to the extent constituting Indebtedness, indemnification incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(o) (i) indemnification, working capital and other purchase price adjustments or other similar adjustments, in each case pursuant to any Permitted Acquisition or Permitted Investment (other than earn-outs, deferred purchase consideration and other similar obligations); and

(ii) earn-out or similar obligations in the form of Subordinated Indebtedness incurred in connection with the consummation of one or more Permitted Acquisitions not to exceed, $5,000,000;

(p) unsecured revolving credit facilities of Orthofix Italy in an aggregate committed amount not to exceed €5,500,000 at any one time that is not guaranteed by any other Person and, in any event, on terms and conditions in effect on the Effective Date;

(q) Indebtedness not otherwise permitted in an aggregate principal amount outstanding not to exceed $500,000 outstanding at any one time;

(r) Indebtedness (including Guarantees) arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes between Loan Parties only; and

(s) Indebtedness incurred under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to section 2:404, paragraph 2, of the Dutch Civil Code) and issued by any Loan Party in respect of any other Loan Party.

“Permitted Intercompany Investments” means Investments made by

(a) a Loan Party to or in a U.S. Loan Party;

(b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party;

(c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance made by a Non-Loan Party to a Loan Party, the parties thereto are party to the Intercompany Subordination Agreement;

(d) (i) a Loan Party to or in a Subsidiary that is not a Loan Party or (ii) a U.S. Loan Party in a Foreign Subsidiary, in each case, so long as

(A) the aggregate amount of all such Investments made pursuant to this clause (d) does not exceed (i) $2,500,000 from any Loan Party to a Non-Loan Party or (ii) $10,000,000 from any U.S. Loan Party to a Non-U.S. Loan Party at any time outstanding,

(B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and

(C) the Loan Parties have Liquidity of not less than $45,000,000 after giving effect to such Investment.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Investments;

(g) Permitted Acquisitions;

(h) loans and advances to employees, directors, officers, managers and consultants for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case, incurred in the ordinary course of business, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Guarantees of Indebtedness and other obligations to the extent permitted hereunder (and, for avoidance of doubt, any such Guarantee shall be an Investment subject to the limitations in Section 7.02(e))

(k) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(l) Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment,

(m) the acquisition of Equity Interests in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Subsidiaries or as security for any such Indebtedness or claim in the ordinary course of business;

(n) Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Permitted Disposition;

(o) reasonable deposits for taxes and insurance and similar items reasonably required under lease obligations in the ordinary course of business;

(p) Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Subsidiary on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Subsidiary; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Subsidiary;

(q) Investments consisting of customary advances or deposits made in connection with Permitted Acquisitions;

(r) guarantees in respect of obligations not constituting Indebtedness for borrowed money (or other Restricted Indebtedness) entered into in the ordinary course of business;

(s) Investments relating to the licensing, commercialization, development, marketing and distribution of orthopedic products (including Investments in joint ventures entered into in connection with the licensing, commercialization, development, marketing and distribution of orthopedic products) to the extent capitalized, in an aggregate amount for the Orthofix Entities not to exceed, in any fiscal year of the Company, $7,500,000, so long as (x) there exists no Default both before and after giving effect to the making of such Investment and (y) after giving effect to the making of such Investments on a Pro Forma Basis the Borrower is in compliance with Section 7.03; and

(t) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j) non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l) (i) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business and (ii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 or 4-210 of the UCC (or equivalent in a foreign jurisdiction) in effect in the relevant jurisdiction covering only the items being collected upon;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n) Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or Permitted Investment; and

(p) Liens granted by a Non-Loan Party in favor of a Loan Party in respect of Indebtedness owed by such Non-Loan Party;

(q) precautionary UCC filings (or equivalent filings or registrations in foreign jurisdictions) by lessors under operating leases covering solely the property subject to such leases;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business of the Orthofix Entities;

(s) Liens arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes between Loan Parties only;

(t) Liens arising under the Dutch General Banking Conditions (Algemene Bankvoorwaarden) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions, and other than with respect to an Excluded Account, to the extent not required to be amended or waived under a Control Agreement or otherwise subject to a Control Agreement;

(u) cash collateral securing Indebtedness permitted by clause (h) of the definition of Permitted Indebtedness; and

(v) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 30 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness (and any

Permitted Refinancing Indebtedness in respect thereof) shall not exceed $2,5000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d) the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a) the Parent to pay dividends in the form of common Equity Interests of the Parent;

(b) the Subsidiaries of the Company or any Subsidiary thereof may declare and pay Restricted Payments ratably to direct holders of their Equity Interests;

(c) the Company to (i) issue Equity Interests in the Company, (ii) purchase Equity Interests in the Company from present or former officers or employees of any Orthofix Entity upon the death, disability or termination of employment of such officer or employee, provided that no Default then exists or would result therefrom and the aggregate amount of payments made under this clause (c) shall not exceed $1,000,000 during any fiscal year of the Company;

(d) the Company to pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof;

(e) the Company in the form of any repurchase of the Equity Interests of the Company deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards; and

(f) so long as no Default or Event of Default has occurred and is continuing either before or after giving effect to such Restricted Payment, additional Restricted Payments in aggregate amount not to exceed $250,000.

“Permitted Specified Liens” means Permitted Liens described in clauses (a) and (d) of the definition of Permitted Liens and non-consensual Liens created by operation of law.

“Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Personal Information” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or similar terms by Data Protection Laws.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $50,000 for any one account and $250,000 in the aggregate for all such accounts.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Product” means any product that any Orthofix entity has manufactured, distributed, marketed or sold, or are manufacturing, distributing, marketing or selling, as well as any products currently development.

“Privacy Policies” means all published, posted, and internal agreements and policies relating to each Orthofix Entity’s processing of Personal Information.

“PPSA” means the Personal Property Security Act (British Columbia) (and other equivalent personal property security legislation in any other applicable Canadian province or territory) and the regulations thereunder, as from time to time in effect; provided, that, if attachment, perfection or priority of the Lender’s security interest in any Collateral is governed by the personal property security laws of any jurisdiction in Canada other than British Columbia, with respect to such Collateral, PPSA shall mean those personal property security laws in such other jurisdiction of Canada (including the Civil Code of Quebec and the regulations thereunder, in the case of Quebec) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to:

(a) a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

(b) without duplication,

(i) a Lender’s obligation to make the Initial Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Initial Term Loan Commitment, by (ii) the Initial Total Term Loan Commitment, provided that if the Initial Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Initial Term Loan and the denominator shall be the aggregate unpaid principal amount of the Initial Term Loan, and

(i) a Lender’s obligation to make the Delayed Draw Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender’s Delayed Draw Term Loan Commitment, by (B) the Delayed Draw Total Term Loan Commitment, provided that if the Delayed Draw Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Delayed Draw Term Loan and the denominator shall be the aggregate unpaid principal amount of the Delayed Draw Term Loan and

(i) a Lender’s right to receive payments of interest, fees, and principal with respect the Term Loan, the percentage obtained by dividing (A) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (B) the aggregate unpaid principal amount of the Term Loan, and

(c) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vii).

“Protected Health Information” means “protected health information” as defined under 45 C.F.R. 160.103, as amended from time to time.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of

(a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus

(b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party as of such date, which deposit accounts (i) in the United States and Canada are subject to Control Agreements and (ii) otherwise, are subject to equivalent documentation that would cause such accounts to be subject to a first priority security interest (subject to Specified Permitted Liens) in favor of the Collateral Agent; provided that for the first 60 days to occur after the Effective Date (or such later date as agreed to in writing by the Collateral Agent), the requirements in clauses (i) above shall not apply to the determination of Qualified Cash.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility, each in form and substance reasonably satisfactory to the Collateral Agent:

(a) a Mortgage duly executed by the applicable Loan Party,

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c) a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage, dated as of the Effective Date;

(d) a current ALTA survey and a surveyor’s certificate, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state, province or territory in which such Facility is located and reasonably satisfactory to the Collateral Agent;

(e) [reserved];

(f) a zoning report issued by a provider reasonably satisfactory to the Collateral Agent or a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance with all applicable Requirements of Law, together with a copy of all certificates of occupancy issued with respect to each Facility;

(g) an opinion of counsel, satisfactory to the Collateral Agent, in the state, province or territory where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(h) a Phase I Environmental Site Assessment prepared in accordance with the United States Environmental Protection Agency Standards and Practices for “All Appropriate Inquiries” under Section 101(3)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act as referenced in 40 CFR Part 312 and ASTM E-1527-21 “Standard Practice for Environmental Assessments” (“Phase I ESA”) (and, if reasonably requested by the Collateral Agent based upon the results of such Phase I ESA, a Phase II Environmental Site Assessment), by a nationally-recognized environmental consulting firm, reasonably satisfactory to the Collateral Agent; and

(i) such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” means any Agent and any Lender, as applicable.

“Reference Rate” means, for any period, the greatest of

(a) 4.00% per annum,

(b) the Federal Funds Rate plus 0.50% per annum,

(c) SOFR (which rate shall be calculated based upon an Interest Period of 1 month) plus 1.00% per annum, and

(d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Reference Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Replacement Rate” has the meaning specified therefor in Section 2.07(g).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.05(g).

“Requirements of Law” means, with respect to any Person, collectively, the common law and any and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority (including any Environmental Laws or Health Care Laws), in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payment” means

(a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding,

(b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding,

(c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, or

(d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of comprehensive Sanctions (which, as of the Effective Date, include the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time,

(a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union or His Majesty’s Treasury of the United Kingdom, Germany, Canada, Australia, or other relevant sanctions authority,

(b) a Person that resides in or is organized or operating in a Sanctioned Country,

(c) the government of a Sanctioned Country or the Government of Venezuela,

(d) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or

(e) any Person 50% or more owned or controlled by any Person or Persons described in clause (a), (b), or (c), or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, the government of Canada, any Member State of the European Union or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of

(a) the sum of all Indebtedness described in clauses (a), (b) (other than earn-outs and similar obligations that not yet due and owing), (c), (d), (e) and (f) (but only including unpaid drawings and unreimbursed payments in respect of such letters of credit, acceptances and similar facilities) in the definition thereof of such Person and its Subsidiaries, on a consolidated basis, as of the end of such period that is secured by a Lien to

(b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Secured Party” means any Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means a Pledge and Security Agreement, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Segregated Governmental Account” means a deposit account of a Loan Party maintained in accordance with the requirements of Section 6.13, the only funds on deposit in which constitute the direct proceeds of Medical Reimbursement Programs.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Deadline” has the meaning specified therefor in Section 2.07(a).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Reference Rate”.

“SOFR Option” has the meaning specified therefor in Section 2.07(a).

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person on a particular date, that on such date:

(a) other than a UK Loan Party or an Australian Loan Party:

(i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person,

(ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured,

(iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business,

(iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and

(v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital; and

(b) in the case of UK Loan Parties and Australian Loan Parties:

(i) that Person:

(A) is able or does not admit inability to pay its debts as they fall due;

(B) is not deemed to, or is not declared to be insolvent or unable to pay its debts under applicable law;

(C) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; or

(D) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to rescheduling any of its indebtedness or entered into an official assignment or a composition or an arrangement (formal or informal) with its creditors or any similar proceeding or arrangement;

(ii) the value of that Person’s assets is not less than its liabilities (taking into account contingent and prospective liabilities); and/or

(iii) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium).

“Specified Transaction” means, with respect to any period, (i) any Investment that results in a Person becoming a Subsidiary, (ii) any Permitted Acquisition, (iii) any Disposition that results in a Subsidiary ceasing to be a Subsidiary, (iv) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person, or (v) any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents

(a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent, or

(b) otherwise on terms and conditions satisfactory to the Collateral Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity

(a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or

(b) of which more than 50% of

(i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person,

(ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or

(iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.

“Term Loan” means an Initial Term Loan and/or Delayed Draw Term Loan, as applicable and as context may require.

“Term Loan Commitment” means an Initial Term Loan Commitment and/or Delayed Draw Term Loan Commitment, as applicable and as context may require.

“Term Loan Lender” means an Initial Term Loan Lender and/or a Delayed Draw Term Loan Lender, as applicable and as context may require.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is 2 U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than 3 U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of 3 months on the day (such day, the “Reference Rate Term SOFR Determination Day”) that is 2 U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (New York City time) on any Reference Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business

Day is not more than 3 U.S. Government Securities Business Days prior to such Reference Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with respect to

(a) a Reference Rate Loan, 0.11448% per annum and

(b) a SOFR Loan, 0.26161% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its sole discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Adjusted Term SOFR comprising such Borrowing.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party Payor” means

(a) a commercial medical insurance company, health maintenance organization, employer, professional provider organization or other third party payor that reimburses providers for Medical Services provided to individual patients,

(b) a nonprofit medical insurance company (such as the Blue Cross, Blue Shield entities),

(c) the U.S. government or a political subdivision thereof (including, without limitation, CMS), or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account, chattel paper or general intangible under any Medical Reimbursement Program, or any agent, administrator, intermediary or carrier for the foregoing, making payments under a Medical Reimbursement Program and

(d) any other domestic or foreign government or Governmental Authority, a political subdivision thereof or any municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account, chattel paper or general intangible under any Medical Reimbursement Program, or any agent, administrator, intermediary or carrier for the foregoing, making payments under a Medical Reimbursement Program.

“Third Party Payor Arrangement” shall mean a written agreement or arrangement with a Third Party Payor pursuant to which the Third Party Payor pays all or a portion of the charges of any Orthofix Entity for providing Medical Services.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto,

issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Trade Secrets” mean all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.

“Trademarks” mean all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordation thereof and all applications in connection therewith.

“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date 3 Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment, repayment or date of required repayment to and including the first anniversary of the Effective Date.

“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents (including TRICARE Prime, TRICARE Extra and TRICARE Standard), financed and administered by the HHS, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Reference Rate.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“UK” and “United Kingdom” mean the United Kingdom of Great Britain and Northern Ireland.

“UK Loan Party” means any Loan Party incorporated under the laws of England and Wales.

“UK Security Agreement” means any English law security agreement, deed, instrument or document evidencing or creating security over any assets of a Loan Party (as set out therein) in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“United States” or “U.S.” means the United States of America

“Unused Line Fee” has the meaning specified therefor in Section 2.06(c).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Parties” means the Borrower and each other Loan Party that is a Domestic Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“VCOC Management Rights Agreement” has the meaning specified therefor in Section 5.01(d).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.05(g).

“WARN” has the meaning specified therefor in Section 6.01(p).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date of determination thereof,

(a) the sum, for any Person and its Subsidiaries, of

(i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus

(ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus

(b) the sum, for such Person and its Subsidiaries, of

(i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus

(ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise,

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction.

(a) References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer or director of any Loan Party or (ii) the knowledge that a senior officer or director would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

(b) Any reference herein to a merger, consolidation, amalgamation, liquidation, winding up, dissolution, assignment, sale, lease, Investment, disposition, Restricted Payment, conveyance or transfer, or similar term, shall be deemed to apply to a division (whether pursuant to a divisive merger, plan of division, or other comparable event under any jurisdiction’s law) of or by a Person, or an allocation of assets to any Person or series of Persons, as if it were a merger, consolidation, amalgamation, liquidation, winding up, dissolution, assignment, sale, lease, Investment, disposition, Restricted Payment, conveyance or transfer, or similar term, as applicable, to, of or with a separate Person. Any division (whether pursuant to a divisive merger, plan of division, or other comparable event under any jurisdiction’s law) of a Person shall constitute a separate Person hereunder (and each division of any, and such separate Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied, (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (iii) with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

(c) Without limiting the generality of the foregoing,

(i) any term defined in this Agreement by reference to the “Uniform Commercial Code” or “UCC” with respect to the Canadian Loan Parties or Canadian Collateral shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA and other applicable Canadian laws (including, without limitation, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all

cases for the extension, preservation or betterment of the security and rights of the Collateral,

(ii) all references in this Agreement to Article 7, Article 8 or Article 9 of the Uniform Commercial Code shall be deemed to refer also to applicable Canadian securities transfer laws including the Securities Transfer Act, 2006 (British Columbia), as amended from time to time,

(iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the applicable PPSA, including, without limitation, where applicable, financing change statements,

(iv) all references in this Agreement to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office,

(v) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada, and

(vi) all references to state or federal bankruptcy laws shall be deemed to refer also to any insolvency proceeding occurring in Canada or under Canadian federal, provincial or territorial law.

(d) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec,

(i) “personal property” shall be deemed to include “movable property”,

(ii) “real property” shall be deemed to include “immovable property”,

(iii) “tangible property” shall be deemed to include “corporeal property”,

(iv) “intangible property” shall be deemed to include “incorporeal property”,

(v) “security interest” and “mortgage” shall be deemed to include a “hypothec”,

(vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec,

(vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties,

(viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”,

(ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities,

(x) an “agent” shall be deemed to include a “mandatary”,

(xi) “gross negligence or willful misconduct” shall be deemed to include “gross or intentional fault” and

(xii) all references to “foreclosure” or similar terms shall be deemed to include the “exercise of a hypothecary right”.

The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day. Except as otherwise specified in this Agreement or any other Loan Document, whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to

(a) the continuation of, administration of, submission of, calculation of or any other matter related to Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or

(b) the effect, implementation or composition of any Conforming Changes.

The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark

Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its sole discretion to ascertain Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Obligation to Make Payments in Dollars. All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.

Section 1.08 Pro Forma Adjustments. For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA, any such calculation of Consolidated EBITDA shall be calculated on a pro forma basis assuming that any Specified Transactions that occurred during the most recently ended Test Period or subsequent to the most recently ended Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test or any such calculation of Consolidated EBITDA is required to be made had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08. All pro forma calculations made under this Agreement shall be based on the financial statements from the most recently ended Test Period. For the avoidance of doubt, the Consolidated EBITDA of any Person acquired by the Parent prior to the Effective Date shall be included in Consolidated EBITDA.

Section 1.09 Dutch Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement or any other Loan Document where it relates to a Dutch Loan Party, a reference to:

(a) “works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) within the meaning of the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over that Dutch Loan Party;

(b) “duly authorized by all necessary action” includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and obtaining a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document ;

(c) a “winding up”, “liquidation”, “dissolution” or “an order for relief” includes the Dutch Loan Party being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d) a “moratorium” includes (voorlopige) surseance van betaling and “a moratorium is declared” includes (voorlopige) surseance verleend;

(e) a “receiver, trustee, custodian or other similar official” includes a curator, a beoogd curator, a bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or an observator;

(f) a “reorganization” in the context of insolvency or insolvency proceedings includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet);

(g) a “composition” includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet);

(h) a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right of reclamation (recht van reclame), and any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(i) anything being “conclusive absent manifest error” shall be prima facie evidence (dwingend bewijs) within the meaning of section 151 Dutch Code of Civil Procedure; and

(j) an “attachment/seizure/writ” includes a conservatoir beslag or executoriaal beslag.

Section 1.10 Australian Terms. In this Agreement, where it relates to a person or entity incorporated or established under the laws of Australia, a reference to

(a) a person being “generally not paying its debts” or an “inability to pay its debts generally” includes such person being insolvent within the meaning of section 95A of the Corporations Act 2001 (Cth)

(b) a lien or security interest includes any “security interest” as defined in sections 12(1) or (2) of the Personal Property Securities Act 2009 (Cth); and

(c) a “receiver” includes a receiver or receiver and manager appointed under an Australian Security Document and includes a controller as such term is defined in section 9 of the Corporations Act 2001 (Cth).

Section 1.11 Italian Terms. In this Agreement, a reference to any of the following in relation to (or to the obligations of) any person incorporated in Italy:

(a) “liquidation”, “winding up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b) “insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any relevant jurisdiction;

(c) an “insolvency proceeding” includes:

(i). any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts; or

(ii). any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii). any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (accordo di ristrutturazione dei debiti) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d) a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e) a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f) a “lease” includes, without limitations, a contratto di locazione or comodato;

(g) a “matured obligation” and “an obligation being payable” includes, without limitations, any credito liquido ed esigibile and credito scaduto;

(h) a “Security” or “lien” means any pegno, ipoteca, privilegio (including the privilegio speciale created pursuant to article 46 of the Italian Banking Law, as amended from time to time), cessione in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i) a reference to financial assistance means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j) a “limited liability company” means società a responsabilità limitata;

(k) an “attachment” includes pignoramento;

(l) “gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave;

(m) “willful misconduct” or “willful breach” (or similar expressions) shall be construed as the Italian expression dolo.

Article II.

THE LOANS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) after the Effective Date, each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii) each Initial Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment; and

(iii) each Delayed Draw Term Loan Lender severally agrees to make the Delayed Draw Term Loans to the Borrower at any time and from time to time from the Effective Date until the Delayed Draw Termination Date, in an aggregate principal amount of the Delayed Draw Term Loans at any time outstanding not to exceed the amount of such Lender’s Delayed Draw Term Loan Commitment. The Delayed Draw Term Loan Commitments of each Lender shall automatically and permanently be reduced to zero on the Delayed Draw Termination Date. Each Delayed Draw Term Loan shall be on the same terms as the Initial Term Loans and shall be fungible therewith.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the Total Revolving Credit Commitment. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow, the Revolving Loans on or after the Effective Date and prior to the Final

Maturity Date, subject to the terms, provisions and limitations set forth herein. No Revolving Loans shall be advanced on the Effective Date.

(ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans.

(a) The Borrower shall give the Administrative Agent prior written notice (in substantially the form of Exhibit C hereto (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date which is 3 U.S. Government Securities Business Days (or in the case of Revolving Loans, 5 U.S. Government Securities Business Days and, in the case of Delayed Draw Term Loans, 12 U.S. Government Securities Business Days) prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) one Business Day prior to the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify

(i) the principal amount of the proposed Loan,

(ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan or the Term Loan,

(iii) whether the Loan is requested to be a Reference Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto,

(iv) the use of the proceeds of such proposed Loan,

(v) the proposed borrowing date, which must be a Business Day, and, with respect to the Initial Term Loan, must be the Effective Date; and

(vi) the Borrower’s wiring instructions.

The Administrative Agent and the Lenders may act without liability upon the basis of written, or telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $1,000,000. The Delayed Draw Term Loan shall be made in a single borrowing.

(c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Initial Total Term Loan Commitment or the Delayed Draw Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that

(A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and

(B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied.

If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Accounts no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Accounts or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) The outstanding principal amount of the Term Loan shall be repayable on the following dates and in the following amounts set forth opposite such dates (as such amounts may be adjusted from time to time in accordance with the first proviso of this sentence):

Date	Amount
December 31, 2024	$1,250,000
March 31, 2025	$1,250,000
June 30, 2025	$1,250,000

Date	Amount
September 30, 2025	$1,250,000
December 31, 2025	$1,250,000
March 31, 2026	$1,250,000
June 30, 2026	$1,250,000
September 30, 2026	$1,250,000
December 31, 2026	$1,250,000
March 31, 2027	$1,250,000
June 30, 2027	$1,250,000
September 30, 2027	$1,250,000

; provided, however, that, upon the making of any Delayed Draw Term Loans, the amounts above automatically shall be adjusted upwards accordingly such that such Delayed Draw Term Loans have the same amortization as any then-outstanding Term Loans and are otherwise fungible with and have the same amortization schedule as the Term Loans made on the Effective Date; provided, further that the last such installment paid on the Final Maturity Date shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) [reserved], (ii) the Final Maturity Date and (iii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Borrower, each Revolving Loan shall be either a Reference Rate Loan or a SOFR Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Adjusted Term SOFR rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a SOFR Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Adjusted Term SOFR rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent (or automatically in the case of an Event of Default under clauses (a); (f) or (g) of Section 9.01), the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable

(i) in the case of a Reference Rate Loan, monthly, in arrears, on the first Business Day of each month, commencing on the first Business Day of the month following the month in which such Loan is made,

(ii) in the case of a SOFR Loan, on the last day of each Interest Period applicable to such Loan and

(iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand.

The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(f) Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders prior to the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g) For the purposes of the Interest Act (Canada) and disclosure thereunder only, whenever any interest or fee payable by any Canadian Loan Party is calculated using a rate based on a year of 360 or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be.

(h) If any provision of this Agreement or any other Loan Document would obligate a Canadian Loan Party to make any payment of interest or other amount payable to (including for the account of) any Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Lender under this Agreement; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum amount permitted by that section of the Criminal Code (Canada), then the Canadian Loan Party shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Canadian Loan Party. Any amount or rate of interest referred to in this Agreement with respect to the Commitments to make Loans to the Loan Parties shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Commitments to make Loans to the Loan Parties remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period during which such applicable Commitments are available and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days’ prior written notice to the Administrative Agent, and (3) irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan.

(A) The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(B) The Delayed Draw Total Term Loan Commitment shall automatically terminate upon the drawing thereof in an aggregate principal amount of the Delayed Draw Term Loans so funded. Whether or not drawn, the Delayed Draw Total Term Loan Commitment shall automatically terminate in its entirety and be reduced to zero at 5:00 p.m. (New York City time) on the Delayed Draw Termination Date.

(C) Each such reduction of the Initial Total Term Loan Commitment and the Delayed Draw Total Term Loan Commitment shall reduce the Initial Term Loan Commitment and the Delayed Draw Term Loan Commitment, as applicable, of each Lender proportionally in accordance with its Pro Rata Share thereof.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrower may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part.

(ii) Term Loan. The Borrower may, at any time and from time to time, upon at least 5 Business Days’ prior written notice to the Administrative Agent, voluntarily prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(iii) Termination of Agreement. The Borrower may, upon at least 5 Business Days’ prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement. If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(iv) Notwithstanding anything in this Section 2.05(b) or Section 2.05(a)(i) to the contrary, any notice of commitment reduction, termination or optional prepayment delivered by the Borrower in accordance with this Section 2.05(b) or Section 2.05(a)(i) may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Mandatory Prepayment.

(i) Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2024 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 75.0% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year to the extent in excess of $500,000. Notwithstanding the foregoing, the amount of Loans required to be repaid pursuant to this Section 2.05(c)(i) for any Fiscal Year shall be reduced on a dollar for dollar basis by the amount of optional prepayments of Term Loans made pursuant to Section 2.05(b) during such Fiscal Year (other than optional prepayments made with the proceeds of any Indebtedness). Any Excess Cash Flow payment made pursuant to this Section 2.05(c)(i) shall exclude the portion of Excess Cash Flow (and, for avoidance of doubt, any related deductions in respect thereto) that is attributable to any Person or line of business acquired pursuant to a Permitted Acquisition or Investment permitted hereunder and that accrues prior to the closing date of the applicable Permitted Acquisition or Investment permitted hereunder.

(ii) Promptly following any Disposition, which is not permitted or any Permitted Dispositions under clauses (h) or (j) of the definition of Permitted Disposition by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $500,000 in any Fiscal Year and not to exceed $1,000,000 in the aggregate over the term of this Agreement (and, for the avoidance of doubt, only by the amount in excess thereof); provided, that the Borrower shall not be required to make such prepayment to the extent (A) such Net Cash Proceeds are reinvested in property that is useful in the business of the Loan Parties, in which the Administrative Agent will have a first-priority perfected Lien (to the extent such disposed property constituted Collateral), within 180 days of the date of such Disposition (it being understood that such prepayment shall be due immediately upon the expiration of such 180-day period if not reinvested), and (B) no Default or Event of Default exists or would result therefrom. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than any Excluded Equity Issuances), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith to the extent that the aggregate amount of Net Cash Proceeds received by such Person (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $500,000 for all such Extraordinary Receipts in any Fiscal Year and not to exceed $1,000,000 in the aggregate over the term of this Agreement (and, for the avoidance of doubt, only by the amount in excess thereof); provided that the Borrowers shall not be required to make such prepayment to the extent (A) such Net Cash Proceeds are reinvested in property that is useful in the business of the Loan Parties, in which the Administrative Agent will have a first-priority perfected Lien (to the extent such property subject to Extraordinary Receipts constituted Collateral), within 180 days of the date of such Extraordinary Receipt (it being understood that such prepayment shall be due immediately upon the expiration of such 180-day period), and (B) no Default or Event of Default exists or would result therefrom.

(v) Immediately upon receipt by the Borrower of the proceeds of any Permitted Cure Equity pursuant to Section 9.02, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such proceeds.

(vi) Notwithstanding any other provisions of this Section 2.05(c),

(A) to the extent that the repatriation to the United States of any or all of the Net Cash Proceeds of any mandatory prepayment by a Foreign Subsidiary (other than any Foreign Subsidiary that is a Loan Party) (“Foreign Prepayment Event”) or the Excess Cash Flow is attributed to a Foreign Subsidiary that is not a Loan Party (“Foreign Excess Cash Flow”) would be (x) prohibited, restricted or delayed by applicable local law or (y) restricted by applicable material constituent documents of a Foreign Subsidiary that is not Wholly-Owned and not created in contemplation of this Section 2.05(c)(vi), an amount equal to the Net Cash Proceeds or Excess Cash Flow that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay the Obligations at the times provided in this Section 2.05(c) so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States and

(B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Foreign Excess Cash Flow would have material adverse tax cost consequences (including the imposition of material withholding taxes) with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to such Net Cash Proceeds or Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.05(c); provided that in any event the Borrower shall use its commercially reasonable efforts to eliminate such material adverse tax consequences in its reasonable control in order to make such prepayments (all as determined and made in accordance with the Borrower’s reasonable business judgment).

(d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(v) above shall be applied, to the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(f) and (iv) if such prepayment would reduce the amount of the outstanding

Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g) Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event that the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.05(c), not less than 2 Business Day prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d)) and (ii) to the extent of any excess, to the Borrower for working capital and general corporate purposes.

Section 2.06 Fees.

(a) [Reserved].

(b) [Reserved].

(c) Unused Line Fee. From and after the Effective Date and until the Termination Date, the Borrower shall pay to the Agent for the account of the

(i) Revolving Loan Lenders, in accordance with their Pro Rata Shares, monthly in arrears on the first day of each month commencing December 1, 2023, an unused line fee (the “Revolving Unused Line Fee”), which shall accrue at the rate per annum of 2.00% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans outstanding from time to time during the preceding month (or in the case of the first such payment, from the Effective Date until December 1, 2023) and

(ii) Delayed Draw Term Loan Lenders, in accordance with their Pro Rata Shares, monthly in arrears on the first day of each month commencing December 1, 2023 (and upon making of any Delayed Draw Term Loans), an unused line fee (the “Delayed Draw Unused Line Fee” and together with the Revolving Unused Line Fee, the “Unused Line Fee”), which shall accrue at the rate per annum of Adjusted Term SOFR (calculated as first day of the preceding month (or in the case of the first such payment, as of the Effective Date)) plus 1.00% on the average Total Delayed Draw Commitments outstanding from time to time during the preceding month (or in the case of the first such payment, from the Effective Date until December 1, 2023).

(d) [Reserved].

(e) [Reserved.]

(f) Applicable Premium.

(i) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii) Any Applicable Premium payable in accordance with this Section 2.06(f) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii) The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv) Nothing contained in this Section 2.06(f) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(g) Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives and advisors of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations of any or all of the Loan Parties at any time and from time to time. The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner’s reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations and (ii) the reasonable and documented out-of-pocket cost of all visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations conducted by a third party on behalf of the Agents.

(h) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

Section 2.07 SOFR Option; Suspension of SOFR Option; Benchmark Transition.

(a) The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Term SOFR (the “SOFR Option”) by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 U.S. Government Securities Business Days prior to (or such shorter period as the Administrative Agent is willing to accommodate)

(i) the proposed borrowing date of a Loan (as provided in Section 2.02),

(ii) in the case of the conversion of a Reference Rate Loan to a SOFR Loan, the commencement of the proposed Interest Period or

(iii) in the case of the continuation of a SOFR Loan as a SOFR Loan, the last day of the then current Interest Period (the “SOFR Deadline”).

Notice of the Borrower’s election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a SOFR Notice substantially in the form of Exhibit D (a “SOFR Notice”) prior to the SOFR Deadline (by delivery to the Administrative Agent of a SOFR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day) (or such shorter period as the Administrative Agent is willing to accommodate). Promptly upon its receipt of each such SOFR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each SOFR Notice shall be irrevocable and binding on the Borrower.

(b) Interest on SOFR Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrower properly has exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at the Term SOFR and the Administrative Agent shall have the right to convert the interest rate on all outstanding SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than 5 SOFR Loans in effect at any given time, and (ii) only may exercise the SOFR Option for SOFR Loans of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(d) The Borrower may prepay SOFR Loans at any time; provided, however, that in the event that SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e) [Reserved].

(f) [Reserved].

(g) If Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or that the Adjusted Term SOFR rate applicable pursuant to Section 2.03 for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Administrative Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans hereunder shall be suspended (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) until Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or notice of conversion or continuation of SOFR Loans (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans immediately or, in the case of a Term SOFR Borrowing, at the end of the applicable Interest Period.

(h) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) U.S. Government Securities Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.07(h)(i) will occur prior to the applicable Benchmark Replacement Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document other than as set forth in the definition of “Conforming Changes”.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(h)(i) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement),

(A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and

(B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Reference Rate.

(i) Illegality.

(i) If after the Effective Date, any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make SOFR Loans, then, on notice thereof by such Lender to the Borrower through Administrative Agent, the obligation of that Lender to make SOFR Loans shall be suspended until such Lender shall have notified Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(ii) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any SOFR Loan, the Borrower shall prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period, as applicable, thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid hereunder.

(iii) If the obligation of any Lender to make or maintain SOFR Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Administrative Agent that all Loans which would otherwise be made by any such Lender as SOFR Loans shall be instead Reference Rate Loans.

(iv) Before giving any notice to Administrative Agent pursuant to this Section 2.07(i), the affected Lender shall designate a different Lending Office with respect to its SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

(j) Reserves on SOFR Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits, additional costs on the unpaid principal amount of each SOFR Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least 15 days’ prior written notice (with a copy to Administrative Agent) of such additional interest from the Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice. Notwithstanding anything to the contrary contained in this Section 2.07(j), Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07(j) for any additional interest incurred, or relating to Loans made, more than nine (9) months prior to the date that such Lender notifies the Borrower of the requirement to pay such additional interest (except that, if the requirements under the regulations of the Federal Reserve Board giving rise to such additional interest is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.08 Funding Losses. In connection with each SOFR Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of

(a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)),

(b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or

(c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Notice of Borrowing or SOFR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).

Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such SOFR Loan had such event not occurred, at the SOFR Loan that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment by a Withholding Agent, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all such required deductions and withholdings (including such deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts, copies of the return reporting such payments or other evidence of such payments reasonably satisfactory to the Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the a Loan Party as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10 Increased Costs and Reduced Return.

(a) If any Secured Party shall have determined that any Change in Law shall

(i) subject such Secured Party, or any Person controlling such Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto ,

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or

(iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan,

and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Change in Law either

(i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or

(ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requires the Borrower to pay any additional amounts under Section 2.07(j) or requests compensation under Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) If any Lender requires the Borrower to pay any additional amounts under Section 2.07(j) or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above in a manner that eliminates the accrual of such additional amounts, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agents any assignment fees specified in Section 12.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.07(j)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.07(j) or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article III.

[INTENTIONALLY OMITTED]

Article IV.

APPLICATION OF PAYMENTS; DEFAULTING LENDERS

Section 4.01 Payments; Computations and Statements.

(a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Accounts. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02 Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that

(a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement,

(i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full;

(ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full;

(iii) third, to pay principal of the Collateral Agent Advances until paid in full;

(iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full;

(v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full;

(vi) sixth, ratably to pay principal of the Loans until paid in full;

(vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and

(viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b) (other than clause (viii) thereof), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 4.03 shall control and govern.

Section 4.04 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c) Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations, together with any accrued interest thereon, any Applicable Premium, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.06(f)) without any other premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(d) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Article V.

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04; provided in the case of costs and expenses, to the extent invoiced at least one Business Day prior to the Effective Date (and to the extent not invoiced payable in accordance with Section 12.04).

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct:

(i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date) and

(ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) a Security Agreement and the Dutch Security Documents;

(ii) evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC 1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;

(iii) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(iv) a Perfection Certificate;

(v) the Intellectual Property Security Agreements, duly executed by each Loan Party that owns intellectual property that is required to be pledged in accordance with the Security Agreement;

(vi) the Disbursement Letter;

(vii) the Fee Letter;

(viii) [reserved];

(ix) a 13-week cash flow forecast of the Parent and its Subsidiaries in form and substance reasonably satisfactory to the Agents (the “Initial-13 Week Cash Flow”);

(x) [reserved];

(xi) (A) reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete listing the information required to be delivered pursuant to Section 7.01(a)(v) for the fiscal month ended September 30, 2023 and

(B) an Asset Coverage Certificate, as of the close of business on the last Business Day of the fiscal month ended September 30, 2023.

(xii) the management rights letter, dated as of the date hereof, among the Borrower and the Agents, as amended, amended and restated, supplemented or otherwise modified from time to time (the “VCOC Management Rights Agreement”);

(xiii) a certificate of an Authorized Officer of each Loan Party, certifying

(A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of incorporation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party (where applicable) which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction),

(B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, and

(C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, SOFR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiv) a certificate of the chief financial officer of the Parent

(A) (1) setting forth in reasonable detail the calculations and other supporting evidence (including financial support demonstrating the sources and uses of amounts included in such calculation and the proceeds of the Loans and other amounts received or distributed on or around the Effective Date in connection with the transactions contemplated hereunder in form and substance satisfactory to the Administrative Agent) required to establish compliance, on a pro forma basis after giving effect to the Loans, that the Secured Leverage Ratio as of the fiscal quarter ended September 30, 2023 is less than 3.50:1.00,

(2) certifying that all tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) have been paid to the extent required by Section 6.01(j), and

(3) identifying the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(ii)(ii);

(B) certifying that after giving effect to (x) all Loans to be made on the Effective Date and (y) the payment in full of all Indebtedness under the Existing Credit Facility and, in each case of sub-clauses (x) and (y), all fees and expenses in connection therewith, (1) the Liquidity not be less than $50,000,000 and (2) Parent and its Subsidiaries continue to pay all material liabilities in respect thereof in the ordinary course of business in accordance with past practices; and

(C) as to the matters set forth in Section 5.01(b);

(xv) a certificate of the chief financial officer of the Parent, certifying that the Borrower and its Subsidiaries on a consolidated basis (after giving effect to the Loans made on the Effective Date) are Solvent;

(xvi) other than in respect of a Loan Party incorporated in the United Kingdom, a certificate of the appropriate official(s) of the jurisdiction of organization or incorporation and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and, to the extent available in such jurisdiction, the payment of taxes by, such Loan Party in such jurisdictions;

(xvii) an opinion of Hogan Lovells US LLP, New York counsel and such other necessary local counsel to the Loan Parties, as to such matters as the Collateral Agent may reasonably request;

(xviii) [reserved];

(xix) evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with

(A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders,

(B) [reserved],

(C) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties (subject to Section 5.03(i)), and

(D) UCC 3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral;

(xx) [reserved];

(xxi) the Borrower has been appointed as a Process Agent by each Loan Party in accordance with Section 12.10(b); and

(xxii) [reserved];

(xxiii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2022 which could reasonably be expected to have a Material Adverse Effect.

(f) [Reserved].

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, or the conduct of the Loan Parties’ business, or the consummation of any of the underlying transactions, shall have been obtained and shall be in full force and effect.

(h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(i) Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party.

(j) Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(k) Security Interests. The Loan Documents shall create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral secured thereby (subject only to Permitted Liens).

(l) Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the Loans or which, in the opinion of the Collateral Agent, is reasonably likely to be adversely determined, and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(m) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

Section 5.02 Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:

(i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date),

(ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and

(iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(f) Delayed Draw Term Loans. In the case of Delayed Draw Term Loans, in addition to the foregoing,

(i) before and after giving effect to making of such Delayed Draw Term Loan, Parent and its Subsidiaries shall be in pro forma compliance with Section 7.03;

(ii) the Agent shall have received audited annual financial statements for the fiscal year ending December 31, 2023 that comply with the requirements set forth in Section 7.01(a)(iii), together with, all Compliance Certificates and other documents otherwise required to be delivered substantially concurrently therewith in accordance with Section 7.01(a);

(iii) after giving effect to such borrowing, Parent and its Subsidiaries shall be in pro forma compliance with Section 7.03(a) and (b).

(iv) all conditions subsequent specified in Section 5.03 regarding Collateral of Foreign Loan Parties shall have been satisfied.

Section 5.03 Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a) The Collateral Agent shall have received a Field Survey and Audit, dated not earlier than 75 days after to the Effective Date, and such Field Survey and Audit and the results thereof shall be acceptable to the Collateral Agent, in its sole and absolute discretion (the “Initial Field Exam”).

(b) The Collateral Agent and, among others, the relevant pledgors shall enter into the Italian Security Agreement no later than 60 days after the Effective Date;

(c) The Collateral Agent shall have received documentation in form and substance satisfactory to the Collateral Agent evidencing the release of all Liens securing the Existing Credit Facility under applicable local law no later than 30 days after the Effective Date (subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion);

(d) Each Subsidiary of Parent organized in Canada, Switzerland, Australia and England and Wales shall have provided a guarantee joinder hereto and granted a first priority security interest to the Collateral Agent on all or substantially all of its assets subject to customary exceptions to be agreed no later than 45 days after the Effective Date (subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion);

(e) Each Subsidiary of Parent organized in Germany shall have either (I) provided a plan of divestiture to the Agents within 60 days after the Effective Date (subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion) or (II) provided a guarantee joinder hereto and granted a first priority security interest to the Collateral Agent on all or substantially all of its assets subject to customary exceptions to be agreed no later than 365 days after the Effective Date, in each case of clauses (I) and (II) in form and substance satisfactory to the Agents;

(f) The Collateral Agent shall have received all stock certificates or other certificates (together with undated stock powers endorsed in blank) of the Parent and each Loan Party within 30 days after the Effective Date (subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion);

(g) The Collateral Agent shall have received all Promissory Notes and other Instruments currently evidencing Pledged Debt with a value in excess of $500,000 of the Parent and each Loan Party within 30 days after the Effective Date (subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion);

(h) Each of 7D Surgical International Inc. (Barbados) and 7D Surgical USA Inc. (Delaware) shall have either (I) provided a plan of liquidation to the Agents within 60 days after the Effective Date (subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion) or (II) provided a guarantee joinder hereto and granted a first priority security interest to the Collateral Agent on all or substantially all of its assets subject to customary exceptions to be agreed no later than 365 days after the Effective Date, in each case of clauses (I) and (II) in form and substance satisfactory to the Agents;

(i) The Parent shall use commercially reasonable efforts to cause the discharge of the $900,000 judgment against SeaSpine Holdings Corporation, SeaSpine, Inc., SeaSpine Orthopedics Corporation, SeaSpine Sales LLC, Theken Spine LLC, ISOTIS OrthoBiologics, Inc. and IsoTis, Inc. in favor of Maryanne Johnson, within 60 days after the Effective Date (subject to such extensions or waivers as the Collateral Agent may reasonably agree in its reasonable discretion); and

(j) The Collateral Agent shall have received no later than the date specified below (in each case, subject to extensions as the Collateral Agent may reasonably agree in its reasonable discretion) the following, each in form and substance satisfactory to the Collateral Agent, duly executed by the Persons party thereto:

(i) documentation evidencing termination of that certain that certain Trademark Security Agreement dated October 12, 2023 by and among Orthofix S.r.l. and JPMorgan Chase Bank, N.A. no later than 30 days after the Effective Date;

(ii) Intercompany Subordination Agreement no later than 30 days after the Effective Date;

(iii) all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution, no later than 60 days after the Effective Date;

(iv) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees or pledgee, as applicable, thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ (or 10 days’ in the case of nonpayment of premiums) prior written notice to the Collateral Agent and each such named insured, loss payee or pledgee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request; and

(v) written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent, to the extent required to be delivered by Section 7.01(l) and subject to the commercially reasonable efforts of the applicable Loan Party.

Article VI.

Representations and Warranties

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a) Organization, Good Standing, Etc. Each Loan Party and each Subsidiary thereof

(i) is a corporation, limited liability company or limited partnership duly organized, incorporated (as applicable), validly existing and in good standing under the laws of the state or jurisdiction of its organization or incorporation (as applicable), except in the case of any Subsidiary that is not a Loan Party, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and

(iii) is duly qualified to do business and, as applicable, is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party,

(i) have been duly authorized by all necessary action,

(ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties,

(iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and

(iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clauses (ii)(B), (ii)(C) and (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each Subsidiary of Parent and the issued and outstanding Equity Interests of the Parent and each Subsidiary of Parent are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and, to the extent applicable, are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of Parent’s Subsidiary convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries, other than in the case of the Parent, such options or rights arising in the ordinary course of business in connection with the compensation of officers, employees or directors of the Parent and its Subsidiaries.

(f) Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party or Subsidiary thereof, threatened action, suit or proceeding affecting any Loan Party or Subsidiary thereof or, in each case, any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to the absence of footnotes and to year-end adjustments). All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries are set forth in the Financial Statements. Since December 31, 2022, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender

(A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from October 31, 2023, through December 31, 2024, and

(B) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Quarters ending in 2025 through 2026, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

(h) Compliance with Law, Etc.

(i) No Loan Party or any of its Subsidiaries is in violation of

(A) any of its Governing Documents,

(B) any Requirement of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, or

(C) any material term of any Material Contract binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing thereunder.

(ii) Each Orthofix Entity is and, during the past three (3) years, has been in compliance in all material respects with all Health Care Laws and requirements of Third Party Payor Arrangements applicable to it and its assets, business or operations.

(iii) Each Orthofix Entity holds and, during the past three (3) years, has held in full force and effect (without default, violation or noncompliance) all material Health Care Permits necessary for it to own, lease, sublease or operate its assets and facilities and to conduct its business and operations as presently conducted (including without limitation, such Health Care Permits required to obtain reimbursement under all Third Party Payor Arrangements in which it participates). No circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Health Care Permit.

(iv) With respect to each Orthofix Entity, there are no material claims, actions or appeals pending before any Third Party Payor, CMS, any administrative contractor, intermediary or carrier or any other Governmental Authority with respect to any Medical Reimbursement Programs. No Orthofix Entity

(A) has retained an overpayment received from, or failed to refund any amount due to any Medical Reimbursement Program or other Third Party Payor in violation, in any material respect, of any Health Care Law or Third Party Payor Arrangement, or

(B) has received written notice of, or has knowledge of, any material overpayment or material refunds due to any Third Party Payor or Medical Reimbursement Program.

(v) (A) Each Orthofix Entity is, and for the past three (3) years has been, in compliance with all applicable Data Protection Requirements except with respect to any non-compliance that would not reasonably be expected to result in a liability in excess of $2,500,000. The information technology assets and equipment of each Orthofix Entity (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of each Orthofix Entity as currently conducted. Each Orthofix Entity has taken commercially reasonable steps to ensure that all Personal Information and the IT Systems maintained by or on behalf of each Orthofix Entity are protected against loss and unauthorized access, use, modification or disclosure, and there has been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Authority under any applicable Data Protection Law. During the past three (3) years, no

Orthofix Entity has received written communication from any Governmental Authority that alleges that any Orthofix Entity is not in compliance with any Data Protection Laws,

(B) Each Orthofix Entity is in compliance in all material respects with HIPAA. To the extent required by HIPAA, each Orthofix Entity has performed a security risk analysis that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A) (the “Security Risk Analysis”), and has addressed and remediated all material risks identified in each Security Risk Analysis. Each such Orthofix Entity has a written and signed business associate agreement that meets the requirements of 45 C.F.R. § 164.504(e)(2) with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such Orthofix Entity. No Orthofix Entity has received written notice of, and there is no litigation, proceeding (at law or in equity) or, audit, inquiry or investigation pending or, to the knowledge of the Company, threatened with respect to, any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”), any other violation of HIPAA by any Orthofix Entity or any “workforce” members (as defined under HIPAA), or any compliance audit or review related to HIPAA by a Governmental Authority. No material Breach or other material violation of HIPAA by any Orthofix Entity or their “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of any Orthofix Entity.

(vi) Except as set forth on Schedule 6.01(h)(vi), as of the Effective Date, no Orthofix Entity, nor any owner, officer, director, partner, agent or managing employee of any Orthofix Entity, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred or non-prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with any Health Care Laws, any Medical Reimbursement Programs or the requirements of any Health Care Permit. After the Effective Date, no Orthofix Entity, nor any owner, officer, director, partner, agent or managing employee of any Orthofix Entity, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred or non-prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with any Health Care Laws, any Medical Reimbursement Programs or the requirements of any Health Care Permit, in each case, that could reasonably be expect to result in a liability in excess of $2,500,000.

(vii) None of the Orthofix Entities is currently, or has in the past been subject to any domestic or foreign, federal, state, provincial, territorial, local governmental or private payor civil or criminal inspections, investigations, subpoenas, inquiries or audits involving and/or related to its activities, except for routine inspections, investigations, inquiries or audits in the ordinary course not anticipated to result in a Material Adverse Effect and other inspections, investigations, inquiries or audits that could not reasonably be expected to result in a Material Adverse Effect.

(viii) Except as set forth on Schedule 6.01(h)(viii) or in materials previously provided to the Administrative Agent’s counsel, no Orthofix Entity nor any Controlling owner, officer, director, partner, agent or managing employee or Controlling Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) of 5% or more in any Orthofix Entity (other than the Company),

(A) has been debarred, suspended or excluded from any Medical Reimbursement Program or from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7;

(B) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including, without limitation any of the following categories of offenses:

(1) criminal offenses relating to the delivery of an item or service under any state or federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b) or any foreign health care program or foreign health care benefit program,

(2) criminal offenses under domestic or foreign, federal, state, provincial or territorial law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service,

(3) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any domestic or foreign, federal, state, provincial, territorial or local governmental agency,

(4) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (viii), or

(5) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or

(C) is, to the knowledge of any Authorized Officer, involved or named in a Governmental Authority or U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(ix) (A) To the knowledge of any Authorized Officer, there is no Orthofix Entity or individual employed by any such Orthofix Entity who may reasonably be expected to have criminal culpability or to be debarred, excluded or suspended from participation in any Medical Reimbursement Program for their corporate or individual actions or failures to act where such culpability, exclusion and/or suspension has or could be reasonably expected to result in a Material Adverse Effect; and

(B) there is no member of management continuing to be employed by any Orthofix Entity who may reasonably be expected to have individual culpability for matters under investigation by any Governmental Authority where such culpability has or could reasonably be expected to result in a Material Adverse Effect unless such member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the Governmental Authority.

(x) Current billing policies, arrangements, protocols and instructions comply with expressly stated requirements of Medical Reimbursement Programs and are administered by properly trained personnel except where any such failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(xi) Current medical director compensation arrangements and other arrangements with referring physicians comply with all applicable Health Care Laws, except where any such failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(i) ERISA; Other Pension Plans. Except as set forth on Schedule 6.01(i),

(i) each Loan Party, each Subsidiary thereof and each Employee Plan is in compliance with all Requirements of Law in all material respects, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010,

(ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan,

(iii) the most recent annual report (Form 5500 Series) with respect to each Pension Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Pension Plan, and since the date of such report, there has been no material adverse change in such funding status,

(iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents,

(v) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code and

(vi) (A) there are no Canadian Pension Plans;

(B) each Canadian Pension Plan is, and has been, established, registered, funded, administered and invested in compliance with the terms of such plan (including the terms of any documents in respect of such plan), all applicable laws and any collective agreements, as applicable, and

(C) no Canadian Pension Plan is subject to an investigation, any other proceeding, or action or claim. All material employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan by a Loan Party have been paid by each such Loan Party in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent cured within 10 Business Days of the due date in respect thereof.

No Loan Party, no Subsidiary thereof nor any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party or any Subsidiary thereof, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party, any Subsidiary thereof or any of its ERISA Affiliates or has any obligation to provide any such benefits for any current employee after such employee’s termination of employment. No Canadian Pension Plan is a Canadian Defined Benefit Plan as of the Closing Date. No Lien has arisen in respect of any Loan Party in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(j) Taxes, Etc.

(i) All U.S. federal income and other material state and local and foreign income and other material Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed (taking into account any valid extensions) and

(ii) all Taxes imposed upon any Loan Party (or Subsidiary thereof) or any property of any Loan Party (or any Subsidiary thereof) which have become due and payable on or prior to the date hereof have been paid, except (A) other than with regard to any federal or state or foreign Taxes, where the failure to file or pay could not, either individually or in the aggregate, reasonably be expected to result in unpaid Taxes in excess of $1,000,000, and (B) Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party nor any Subsidiary thereof is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business.

(i) No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and other business reasonably related or ancillary thereto.

(m) Adverse Agreements, Etc. Except as set forth under the Loan Documents, no Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party and each Subsidiary thereof has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, and there is no claim that any of the foregoing is not in full force and effect except where such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to result in a liability in excess of $2,500,000.

(o) Properties. Each Loan Party and each Subsidiary thereof has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted and except to the extent the failure to be in such order or condition could not reasonably be expected to have a Material Adverse Effect.

(p) Employee and Labor Matters. Except as could not reasonably be expected to result in a liability in excess of $2,500,000,

(i) each Loan Party and its Subsidiaries is in compliance with all Requirements of Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health,

(ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary,

(iii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party and any Subsidiary thereof, threatened against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement,

(iv) there has been no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened against any Loan Party or any Subsidiary, and

(v) to the best knowledge of each Loan Party and each Subsidiary thereof, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

No Loan Party or Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Requirement of Law, which remains unpaid or unsatisfied. All material payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary.

(q) Environmental Matters. Except as set forth on Schedule 6.01(q) hereto,

(i) except as could not reasonably be expected to have result in a liability in excess of $2,500,000, no Loan Party or any of its Subsidiaries is in violation of any Environmental Law,

(ii) each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to result in a liability in excess of $2,500,000;

(iii) there has been no Release or threatened Release of Hazardous Materials on, in, at, under or from any properties currently or formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or any respective predecessor in interest, which in any case of the foregoing could reasonably be expected to result in a liability in excess of $2,500,000;

(iv) there are no pending or threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest that could reasonably be expected to result in a liability in excess of $2,500,000;

(v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to in a liability in excess of $2,500,000; and

(vi) the Loan Parties have made available to the Collateral Agent and Lenders true and complete copies of all material environmental reports, audits and investigations in the possession or control of any Loan Party or any of its Subsidiaries with respect to the operations and business of the Loan Parties or any of its Subsidiaries.

(r) Insurance. Each Loan Party and Subsidiary thereof maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance maintained by or for the benefit of each such Loan Party or Subsidiary on the Effective Date.

(s) Use of Proceeds.

(i) The proceeds of the Initial Term Loans shall be used to

(A) refinance the Existing Credit Facility and other existing indebtedness of the Borrower in the principal amount of up to $79,000,000,

(B) pay fees and expenses in connection with the transactions contemplated hereby and

(C) fund working capital and general corporate purposes of the Borrower.

(ii) The proceeds of the Revolving Loans shall be used to fund working capital and general corporate purposes of the Borrower.

(iii) The proceeds of the Delayed Draw Term Loans shall be used to general corporate purposes.

(t) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties and their Subsidiaries on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party or Subsidiary and no obligation is being incurred by any Loan Party or Subsidiary thereof in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or Subsidiary.

(u) Intellectual Property.

(i) Except as set forth on Schedule 6.01(u), each Loan Party and subsidiary thereof owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of

(A) each item of Registered Intellectual Property owned by each Loan Party and Subsidiary thereof;

(B) each material work of authorship owned by each Loan Party and Subsidiary thereof and which is not Registered Intellectual Property, and

(C) each material Intellectual Property Contract to which each Loan Party or Subsidiary thereof is bound.

No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or Subsidiary thereof infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party and each Subsidiary thereof, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) Without limiting the foregoing, Schedule 6.01(u) sets forth as of the Effective Date a list of all registered and/or applied for Material Intellectual Property owned by the Company and each Subsidiary of the Company, in each case identifying such Material Intellectual Property with such information that is reasonably acceptable to the Administrative Agent (from the perspective of a secured lender), and indicating on such list

(A) the owner of such Material Intellectual Property;

(B) the jurisdiction of the owner of such Material Intellectual Property,

(C) any licensees of such Material Intellectual Property,

(D) a reasonable description of the importance to the operations of, and/or value of, any Orthofix Entity (identifying each such Orthofix Entity) for each Material Intellectual Property;

(E) whether such Material Intellectual Property is anticipated in the good faith reasonable judgment of a Financial Officer of the Company to have a value in excess of $5,000,000;

(F) which Orthofix Entities use such Material Intellectual Property in the ordinary course of its business,

(G) [reserved] and

(H) a brief description of the purpose of such Material Intellectual Property.

(v) Material Contracts.

(i) Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party and each Subsidiary thereof, showing the parties and subject matter thereof and amendments and modifications thereto.

(ii) As of the Effective Date, each such Material Contract

(A) is in full force and effect and is binding upon and enforceable against each such Loan Party and Subsidiary that is a party thereto and, to the best knowledge of such Loan Party or such Subsidiary, all other parties thereto in accordance with its terms,

(B) has not been otherwise amended or modified, and

(C) is not in default due to the action of any such Loan Party or Subsidiary, to the best knowledge of any such Loan Party or Subsidiary, any other party thereto except where such default could not reasonably be expected to result in a liability in excess of $2,500,000.

(iii) No Orthofix Entity is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which such Person is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or material suspension of Medicaid Certification or Medicare Certification of any such Person.

(w) Investment Company Act. None of the Loan Parties or their Subsidiaries is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable, except limitations on guarantees applicable to Foreign Subsidiaries under Requirements of Law.

(x) Customers and Suppliers. Except as could not reasonably be expected to have a Material Adverse Effect or is a business relationship in excess of $20,000,000 per Fiscal Year, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between

(i) any Loan Party or any Subsidiary thereof, on the one hand, and any customer or any group thereof, on the other hand, or

(ii) any Loan Party or any Subsidiary thereof, on the one hand, and any supplier or any group thereof, on the other hand,; and

(iii) there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(y) [Reserved].

(z) [Reserved].

(aa) [Reserved].

(bb) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof, any of their respective directors, officers or employees, nor, to the knowledge of any Loan Party or any Subsidiary thereof, any of their respective agents or Affiliates,

(i) is a Sanctioned Person or currently the subject or target of any Sanctions,

(ii) has assets located in a Sanctioned Country,

(iii) conducts any business with or for the benefit of any Sanctioned Person,

(iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons,

(v) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or

(vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Law, and Sanctions. Each Loan Party and each Subsidiary thereof, and each Affiliate, officer, employee or director acting on behalf of any Loan Party or Subsidiary is, and has for the last five (5) years been, in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party, each Subsidiary thereof, and each Affiliate, officer, employee or director acting on behalf of any Loan Party or Subsidiary is (and is taking no action that would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA Patriot Act. In addition, no Loan Party or any Subsidiary is engaged in any kind of activities or business of or with any Sanctioned Person or in any Sanctioned Country.

(cc) Anti-Bribery and Corruption.

(i) Neither any Loan Party nor any of their Subsidiaries, directors, officers, employees, nor to the best knowledge of any Loan Party, any other Person acting on behalf of any Loan Party, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority, or otherwise engaged in any activity that may violate any Anti-Corruption Law.

(ii) Neither any Loan Party nor any of their Subsidiaries, directors, officers, employees, nor to the best knowledge of any Loan Party, any other Person acting on behalf of any Loan Party, has engaged in any activity that would breach any Anti-Corruption Laws.

(iii) To the best of each Loan Party’s and Subsidiary’s knowledge and belief, there is no pending or, to the best knowledge of any such Loan Party or Subsidiary, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any such Loan Party or Subsidiary or, in each case, any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(iv) The Loan Parties and their Subsidiaries will not directly or indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Bribery and Corruption Laws.

(dd) [Reserved].

(ee) [Reserved].

(ff) [Reserved].

(gg) Pari Passu. The obligations of each Loan Party under this Agreement and the other Loan Documents to which it is a party rank and will rank at least pari passu in priority of payment and in all other respects with all its other present and future unsecured and unsubordinated Indebtedness of such Loan Party.

(hh) Exchange Controls. Each Loan Party has the ability to lawfully pay solely and exclusively in Dollars the total amount which is, or may become, payable by it to the Lender under the Loan Documents.

(ii) Full Disclosure.

(i) Each Loan Party and Subsidiary thereof has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any such Loan Party or

Subsidiary to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

(ii) Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties and their Subsidiaries to be reasonable at the time such Projections were prepared and information believed by the Loan Parties and their Subsidiaries to have been accurate based upon the information available to the Loan Parties and their Subsidiaries at the time such Projections were furnished to the Lenders, and Parent is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ and their Subsidiaries’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

(jj) Fraud and Abuse. To the knowledge of any Authorized Officer, no Orthofix Entity has, nor has any of their officers or directors, engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. § 1320a 7b, or 42 U.S.C. § 1395nn, any other foreign or domestic statute related to any Medical Reimbursement Program or the regulations promulgated pursuant to such statutes or related domestic or foreign, federal, state, provincial, territorial or local statutes or regulations, or which are prohibited by binding rules of professional conduct, including but not limited to the following:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment;

(ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with the intent to secure such benefit or payment fraudulently;

(iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration

(A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable Third Party Payors, or

(B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable Third Party Payors,

except in each case for any such prohibited activity that could not reasonably be expected to result in a Material Adverse Effect.

(kk) Licensing and Accreditation.

(i) On the Effective Date, each of the Orthofix Entities has, to the extent applicable or required in connection with the business of such Orthofix Entity:

(A) obtained and maintains in good standing all material required licenses;

(B) to the extent reasonably determined to be material to the business of such Orthofix Entity in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies;

(C) obtained and maintains Medicaid Certification and Medicare Certification; and

(D) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement,

and all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited, and

(ii) On each date after the Effective Date, each of the Orthofix Entities has, to the extent applicable:

(A) obtained and maintains in good standing all required licenses;

(B) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies;

(C) obtained and maintains Medicaid Certification and Medicare Certification; and

(D) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement, except in each case to the extent the absence of such license, accreditation, certification or good standing could not reasonably be expected to have a Material Adverse Effect.

All such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited, except in each case to the extent such revocation, suspension or other limitation could not reasonably be expected to have a Material Adverse Effect.

(ll) Other Regulatory Protection.

(i) Each Orthofix Entity is, and for the past three (3) years has been, in compliance with all applicable rules, regulations and other requirements of the FDA, the FTC, OSHA the Consumer Product Safety Commission, the U.S. Customs Service and the U.S. Postal Service and all other state, federal or foreign regulatory authorities, or jurisdictions in which any of the Orthofix Entities do business or distribute and market products, except to the extent that any such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(ii) the manufacture, testing, development, sale, marketing, packaging, processing, use, distribution, storage, import, export or disposal of all Products are being, and for the past three (3) years have been, conducted in compliance with all applicable Health Care Laws, except to the extent that any such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(iii) during the past three (3) years, no Orthofix Entity has had any Product manufacturing site (whether owned by such Orthofix Entity, or that of a contract manufacturer for a Product) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form-483 or comparable written notice of inspectional observations, warning letters, untitled letters or requests or requirements to make material changes to any Products, or similar written correspondence or written notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Health Care Law, Health Care Permit or any such requests or requirements of a Governmental Authority, and, to the knowledge of any Loan Party, neither the FDA nor any other Governmental Authority has threatened such action; and

(iv) during the past three (3) years there have been no material (voluntary or mandatory) recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance (collectively “Safety Notices”) with respect any Products, and to the knowledge of any Loan Party, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to any Product, (y) a material adverse change in labeling of any Product; or (z) a termination or suspension of marketing or testing of any Product.

(v) All clinical or preclinical studies, tests or trials that have been or are being conducted by or on behalf of, or sponsored by any Orthofix Entity, or in which any Orthofix Products have participated, and which have been or will be submitted to the FDA or other regulatory authorities in connection with applications for Health Care Permits, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws any other rules, regulations, protocols and policies to which they are subject. No investigational device exemption or other approval or allowance to commence a human clinical trial filed with or submitted to the FDA or other Governmental Authority by or on behalf of any Orthofix Entity has been terminated or suspended, and neither the FDA nor any applicable Governmental Authority has commenced, or to the knowledge of any Loan Party, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any Orthofix Entity.

(mm) Reimbursement from Third Party Payors. The accounts receivable of the Orthofix Entities have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Third Party Payors in all material respects. In particular, accounts receivable relating to Third Party Payors do not and shall not exceed amounts any obligee is entered to receive under any capitation arrangement, fee schedule, discount formula, cost based reimbursement or other adjustment or limitation to its usual charges in all material respects.

(nn) Centre of Main Interests and Establishment. For the purposes of the Insolvency Regulation, the ‘centre of main interest’ (as that term is used in Article 3(1) of the Insolvency Regulation) for each Dutch Loan party is in the Netherlands and it has no ‘establishment’ (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(oo) Fiscal Unity for Dutch Tax Purposes. A fiscal unity (fiscale eenheid) for Dutch tax purposes, if any, consists of Loan Parties only.

(pp) Pensions. No UK Loan Party:

(i) is or has at any time been an “employer” (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an “occupational pension scheme” which is not a “money purchase scheme” (both terms as defined in the Pensions Act 1993 (UK)); or

(ii) is or has within the past six years been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) of such an “employer”.

(qq) People with Significant Control. Each UK Loan Party has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the UK Companies Act 2006 and no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the UK Companies Act 2006) has been issued in respect of the Equity Interests which are subject to the Collateral.

Article VII.

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will (and will cause each of its Subsidiaries), unless the Required Lenders shall otherwise consent in writing, to:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date,

(x) internally prepared consolidated balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and

(y) a report of key performance indicators by category during such fiscal month for the business of the Parent and its Subsidiaries as may be reasonably requested by the Administrative Agent;

(ii) as soon as available and in any event within 45 days after the end of each of the fiscal quarters of each Fiscal Year of the Parent and its Subsidiaries commencing with the fiscal quarter ending December 31, 2023, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments; provided that with respect to the last Fiscal Quarter in any Fiscal Year, such foregoing information shall either (x) be provided within 60 days after the end of such Fiscal Quarter or (y) in the event the reporting requirements in clause (iii) below are satisfied prior to the expiration of such 60 day period, not be required to be reported (and any corresponding Compliance Certificate and requirements in clause (iv) shall only be provided with respect to the delivery of the financial statements required by clause (iii) below);

(iii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (it being understood that Ernst & Young LLP is reasonably satisfactory to the Agents) (which report and opinion shall not include (1) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit (except due to the maturity of the Loans occurring within 12 months of the date of such audit), or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03) together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a Compliance Certificate:

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a),

(1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03(b) (including the components thereof) and

(2) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and

(C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching

(1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party or any of its Subsidiaries and evidence that such insurance coverage meets the requirements set forth in Section 7.01, each Security Agreement and each Mortgage, together with such other related documents and information as the Administrative Agent may reasonably require, and

(2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and;

(3) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein

(v) as soon as available and in any event within 10 Business Days after the end of each fiscal month of the Parent and its Subsidiaries with the fiscal month ending October 31, 2023, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete

(A) listing all Accounts of the Loan Parties as of such day, which shall include the amount and age of each such Account, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, and such other information as any Agent may request, and

(B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable and such other information as any Agent may request;

(vi) as soon as available and in any event within 30 days after the end of each fiscal month commencing with the fiscal month ending October 31, 2023, an Asset Coverage Certificate, current as of the close of business on the last Business Day of the immediately preceding month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that

(A) the calculations set forth in the Asset Coverage Certificate shall be effective from and including the date such Asset Coverage Certificate is duly received by the Agents but not including the date on which a subsequent Asset Coverage Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation contained therein or the valuation thereof by notice of such dispute to the Borrower and

(B) in the event of any dispute about the eligibility of any property included in the asset coverage calculation or the valuation of assets included therein, such Agent’s good faith judgment shall control;

(vii) as soon as available and in any event not later than 30 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent

(A) attaching for the subsequent Fiscal Year, Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and

(B) certifying that the representations and warranties set forth in Section 6.01(ii)(ii) are true and correct with respect to the Projections;

(viii) promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority; provided, however, that the Loan Parties shall be permitted to redact any such documents or omit any information

(A) to the extent necessary to preserve any applicable legal privilege (including attorney-client privilege),

(B) the disclosure of which would reasonably be expected by Borrower to result in a conflict of interest in respect of the Agents and/or Lenders in their capacities as such (including, without limitation, matters relating to compliance with, amendments to, or the refinancing or payoff of, any Loan Documents), or

(C) if the disclosure of such information is prohibited by a binding agreement in favor of a third party (other than any Affiliate of the Borrower) and not entered into in contemplation hereof;

provided that (x) with respect to each of the cases described in sub-clauses (A) and (C), the Loan Parties provide notice to the Administrative Agent regarding such redaction of documents or withholding of information and (y) use commercially reasonable efforts to provide fulsome and unredacted copies of such reports or information without violating such legal privilege, conflict or other confidentiality obligations;

(ix) as soon as possible and in any event,

(A) within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto; and

(B) (1) any involvement of any Orthofix Entity in a pending civil investigation or civil action related to any Federal, state, provincial, territorial, local or foreign healthcare program if such investigation or action could reasonably be expected to result in either (I) a loss of license or privilege to operate under (or loss of the benefit of) such jurisdiction or such regulation or program that is necessary in the conduct of its business, or (II) a fine or loss of property, revenue stream or accounts in an aggregate amount in excess of $1,000,000 or

(2) any involvement of any Orthofix Entity in a pending criminal investigation, criminal action, proposed debarment, exclusion or other sanctioning action related to any Federal, state, provincial, territorial, local or foreign healthcare program;

(C) the institution of any investigation or proceeding against any Orthofix Entity to suspend, revoke or terminate or which may reasonably be expected to result in the termination of any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement, Medicare Certification, material Health Care Permit or exclusion from any Medical Reimbursement Program or Third Party Payor Arrangement;

(x) as soon as possible and in any event:

(A) at least 10 days prior to any event or development that could reasonably be expected to result in or constitute an ERISA Event or a Canadian Pension Event, and, to the extent not reasonably expected, within 5 days after the occurrence of any ERISA Event or Canadian Pension Event, notice of such ERISA Event or Canadian Pension Event (in reasonable detail) that could reasonably be expected to result in a liability in excess of $2,500,000,

(B) within three days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan,

(C) within 10 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan,

(D) within 3 days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and

(E) within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;

(xi) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xii) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xiii) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiv) as soon as possible and in any event within 5 days after the delivery thereof to the Parent’s or the Borrower’s Board of Directors, copies of all reports or other written information so delivered; provided, however, that the Borrower shall be permitted to redact any such documents or omit any information

(w) to the extent necessary to preserve any applicable legal privilege (including attorney-client privilege),

(x) the disclosure of which would reasonably be expected by Borrower to result in a conflict of interest in respect of the Agents and/or Lenders in their capacities as such (including, without limitation, matters relating to compliance with, amendments to, or the refinancing or payoff of, any Loan Documents), or

(y) if the disclosure of such information is prohibited by a binding agreement in favor of a third party (other than any Affiliate of the Borrower) and not entered into in contemplation hereof;

provided that with in each case of sub-clauses (w) and (y), (i) the Loan Parties shall provide notice to the Administrative Agent regarding such redaction of documents or withholding of information and (ii) use commercially reasonable efforts to provide fulsome and unredacted copies of such reports or information without violating such legal privilege, conflict and/or other confidentiality obligations;

(xv) promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness with an aggregate principal amount in excess of $2,500,000 or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of any such Indebtedness;

(xvi) promptly upon receipt thereof, copies of all final financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xvii) promptly upon request, any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with Section 7.02(r);

(xviii) [reserved];

(xix) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents;

(xx) (A) as soon as available, and in any event the Tuesday (or if Tuesday is not a Business Day, Wednesday) after the end of each fiscal week (commencing with the fiscal week ending November 10, 2023) of the Parent and its Subsidiaries,

(1) a calculation of the Liquidity of the Parent and its Subsidiaries as of the last day of such week, in form and substance satisfactory to the Agents and

(2) a calculation of the average weekly balance of cash and Cash Equivalents in all checking, savings and other accounts of Subsidiaries that are not Loan Parties and Subsidiaries that are not U.S. Loan Parties (to the extent there are any Subsidiaries organized in the United States that are not Loan Parties, with a break-down of such cash and Cash Equivalents at (x) Subsidiaries that are Loan Parties and not U.S. Loan Parties and (y) Subsidiaries that are not Loan Parties and not U.S. Loan Parties)

(B) as soon as available, and in any event within 3 Business Days after the end of each fiscal month (commencing with the fiscal month ending November 30, 2023) (or if an Increased Reporting Period has occurred and is continuing, within 3 Business Days after the end of every other week, commencing with the week that triggers such Increased Reporting Period), a 13-week cash flow forecast of the Parent and its Subsidiaries in form and substance satisfactory to the Agents (the “13-Week Cash Flow”), which shall include a comparison between actual disbursements and receipts as compared to the most recently previously delivered 13-Week Cash Flow (or in the case of the first 13-Week Cash Flow, as compared to the Initial 13-Week Cash Flow).

(xxi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party (including, without limitation, any Environmental, Social, and Corporate Governance information) as any Agent may from time to time may reasonably request.

Information required to be delivered pursuant to Section 7.01(a)(ii), Section 7.01(a)(iii), Section 7.01(a)(vii), Section 7.01(a)(xiii) or Section 7.01(a)(xvii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(i) on which Borrower posts such information, or provides a link thereto on Borrower’s website on the Internet at https://www.orthofix.com (or any new address identified by the company) or at http://www.sec.gov; or

(ii) on which such information is posted on Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);

and, in each case of clauses (i) and (ii), provides notice to the Borrower thereof. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b) Additional Guarantors and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party formed or acquired on or after the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 30 days (or such longer period as the Collateral Agent may agree to in writing) after the formation, acquisition or change in status thereof,

(A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor,

(B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2)

undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request,

(C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property,

(D) [reserved]

(E) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary constituting Collateral shall become subject to a Lien in favor of the Collateral Agent as security for the Obligations, and

(F) notwithstanding anything to the contrary in Section 12.02, in connection with the entry into any Joinder Agreement in respect of a Foreign Subsidiary (including any Foreign Subsidiary that is or will be a Limited Recourse Loan Party) the Collateral Agent (without the consent of any Lenders) may be permitted in its discretion amend this Agreement or any Collateral Documents (whether pursuant to the applicable Joinder Agreement or otherwise) to include such jurisdictional specific terms and provisions as the Collateral Agent may determine are necessary or advisable (including, in the case of any Limited Recourse Loan Party, any guaranty limitations as determined by the Collateral Agent to be necessary to comply with applicable law or customary practice in the jurisdiction of such Limited Recourse Loan Party);and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 30 days (or such longer period as the Collateral Agent may agree to in writing) after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with

(A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement,

(B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed,

(C) such opinions of counsel as the Collateral Agent may reasonably request (which for any jurisdiction outside the United States, to follow the customary opinion practice and responsibilities in that jurisdiction) and

(D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), in all material respects.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except

(A) unpaid Taxes the failure to pay could not reasonably be expected to result in a liability in excess of $2,500,000, and

(B) Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Except in connection with the consummation of a transaction permitted by Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (other than in the case of the Borrower) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents, advisors and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that such examinations, visits, inspections and appraisals shall be conducted at the same time and the Borrower’s reimbursement obligation in respect thereof shall be limited to once per 12-month period at each property (or if an Asset Coverage Certificate delivered in the preceding 12-month period demonstrates the Asset Coverage is less than 120% of the aggregate principal amount of the Loans, twice per 12-month period and if an Event of Default has occurred in the preceding 12-month period, unlimited). In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its

Subsidiaries, to discuss the affairs, finances and accounts of such Person (so long as such Loan Party or Subsidiary is afforded an opportunity to present for such discussions so long as no Default or Event of Default has occurred and is continuing) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is

(i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated,

(ii) required by any Requirement of Law,

(iii) required by any Material Contract and

(iv) in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent (it being acknowledged by the Collateral Agent that the amount, adequacy and scope of the insurance maintained on the Effective Date is satisfactory).

All property, product liability, umbrella liability, business interruption and commercial general liability/hazard and other similar policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance relating to such policies are to be delivered to the Collateral Agent and the policies are to be premium prepaid (on an annual, quarterly or other customary basis), with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental.

(i) Keep the Collateral free of any Environmental Lien;

(ii) Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, in each case, except to the extent the failure to so obtain, maintain, preserve or comply could not reasonably be expected to result in an Environmental Claim or Environmental Liability in excess of $2,500,000;

(iii) Take all commercially reasonable steps to prevent any Release or threatened Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in an Environmental Claim or Environmental Liability in excess of $2,500,000;

(iv) Provide the Collateral Agent with written notice within ten (10) days of any of the following:

(A) discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in an Environmental Claim or Environmental Liability in excess of $2,500,000

(B) notice that an Environmental Lien has been filed against any Collateral; or

(C) obtaining knowledge of any Environmental Claim made in writing or otherwise or Environmental Liabilities, in each case, that could reasonably be expected to result in an Environmental Claim or Environmental Liability in excess of $2,500,000; and

(D) provide such reports, documents and information as the Collateral Agent may reasonably request from time to time with respect to any of the foregoing.

(k) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) Landlord Waivers; Collateral Access Agreements. At any time any Collateral with a book value in excess of $1,000,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

(m) After Acquired Real Property. Upon the acquisition by any Loan Party after the date hereof of any fee interest in any real property located in the United States or otherwise (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $1,000,000 in the case of a fee interest, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) or landlord’s waiver (pursuant to Section 7.01(l) hereof)) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables) or landlord’s waiver, the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Borrower shall pay all reasonable and documented fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n) Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(ii) Comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii) Neither Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee or any Person acting on behalf of any Loan Party will engage in any activity that would breach any Anti-Corruption Law.

(iv) Promptly notify the Administrative Agent of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law.

(v) Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law or would constitute an illegal or improper bribe, rebate, payoff, influence payment, kickback, or other unlawful or improper payment or benefit.

(vi) Each Loan Party and Affiliate, officer, employee or director, acting on behalf of the Loan Party is (and will take no action which would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other reasonable internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA Patriot Act. In addition, none of the activities or business of any Loan Party includes any kind of activities or business of or with any Sanctioned Person or in any Sanctioned Country.

(vii) In order to comply with the “know your customer/borrower” requirements of the Anti-Money Laundering Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent, and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with Anti-Money Laundering Laws.

(o) Lender Meetings.

(i) Upon the reasonable advance request of any Agent or the Required Lenders, participate in a meeting with the Agents and the Lenders at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and such Agent or the Required Lenders (and which, at the option of the Agent, may be by virtual conference call)) at such time as may be agreed to by the Borrower and such Agent or the Required Lenders.

(ii) Upon the reasonable advance request of any Agent or the Required Lenders (which request shall not be made more than once per fiscal quarter), cause the Board of Directors of Parent or any of its Subsidiaries to meet with the Collateral Agent at such other locations as may be agreed to by the Borrower and such Agent or the Required Lenders (and which may be by virtual conference call) at such time as may be mutually agreed to by the Borrower and such Agent or the Required Lenders.

(p) [Reserved].

(q) [Reserved].

(r) [Reserved].

(s) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order

(i) to carry out more effectively the purposes of this Agreement and the other Loan Documents,

(ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral of any Loan Party,

(iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and

(iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.

In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party

(i) authorizes each Agent, also in its capacity as mandatario con rappresentanza pursuant to Italian law, to execute any such agreements, instruments or other documents in such Loan Party’s name (provided such execution shall only occur if an Event of Default has occurred and is continuing or if the after the reasonable request of such Agent, such Loan Party has not executed such document in a timely manner) and to file such agreements, instruments or other documents in any appropriate filing office,

(ii) authorizes each Agent, also in its capacity as mandatario con rappresentanza pursuant to Italian law, to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and

(iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(t) Compliance with Medical Laws and Medical Contract Obligations. Each Loan Party will, and will cause each Subsidiary to,

(i) comply in all material respects with each material Requirement of Law applicable to it or its property (including without limitation Environmental Laws, Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, Health Care Laws and the Health Insurance Portability Act of 1996) and requirements of Third Party Payor Arrangements,

(ii) obtain and maintain all material licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, appropriate Health Care Permits (including, without limitation, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in any Third Party Payor Arrangements), Medicaid Certifications and Medicare Certifications,

(iii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and

(iv) keep and maintain, in all material respects, all records required to be maintained by any Governmental Authority or otherwise under, or in compliance with, any Health Care Law (specifically, but without limiting the foregoing, and except where any such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (x) billing policies, arrangements, protocols and instructions shall comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and Third Party Payor Arrangements and shall be administered by properly trained personnel; and (y) medical director compensation arrangements and other arrangements with referring physicians shall comply with applicable Health Care Laws);

(v) maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of Health Care Laws, including without limitation fraud and abuse and HIPAA, and includes at least the following components:

(A) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse;

(B) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures;

(C) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws and illegal billing practices;

(D) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems;

(E) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and

(F) mechanisms to immediately respond to detected violations of the RCP; and

(vi) shall modify such RCPs from time to time, as may be reasonably necessary to ensure continuing compliance with all applicable Health Care Laws. Upon reasonable request, the Administrative Agent (and/or their consultants) shall be permitted to review such RCPs.

(u) Material Intellectual Property.

(i) to the extent not already subject to a prior perfected Lien to secure the Obligations, cause all Material Intellectual Property that was owned or controlled by each U.S. Loan Party and each Foreign Subsidiary Loan Party to be subject to a first and prior Lien to secure the Obligations, in each case subject to terms and documentation acceptable to the Administrative Agent in its reasonable discretion; provided that, notwithstanding the foregoing, in the event that the Administrative Agent, in its sole discretion, determines that the costs and expenses, and/or risks, associated with the taking of any such Material Intellectual Property as collateral outweigh the benefits of having such Material Intellectual Property as collateral, or that the taking of any such Material Intellectual Property is not advisable, feasible or permitted under applicable law or regulation, or the Administrative Agent determines that any Material Intellectual Property should not be taken as collateral at such time for any other reason, in the Administrative Agent’s sole discretion, the Administrative Agent may waive this requirement with respect any such Material Intellectual Property;

(ii) maintain all Material Intellectual Property that is subject to a Lien securing the Secured Obligations as a first priority Lien at all times and

(iii) maintain, preserve and protect all Material Intellectual Property that is owned or controlled by each U.S. Loan Party and each Foreign Subsidiary Loan Party that is necessary, as determined in the Borrower’s reasonable business judgment, for the operation of its business

(v) Fiscal Unity.

(i) Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Agent.

(ii) If, at any time, a Loan Party is a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Collateral Agent enforcing its rights under any Dutch Security Document, such Loan Party shall, at the request of the Collateral Agent and together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant governmental body to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) and any interest expenses available for carry forward (within the meaning of Article 15b(5) of the Dutch Corporate Income Tax Act) to

the Loan Party leaving the fiscal unity, to the extent such tax losses are attributable (toerekenbaar) to that Loan Party (within the meaning of Articles 15af and 15ahb of the Dutch Corporate Income Tax Act).

(w) People with Significant Control. Each UK Loan Party shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the UK Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Lien; and (b) promptly provide the Collateral Agent with a copy of that notice.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not (and shall cause each Subsidiary thereof not), unless the Required Lenders shall otherwise consent in writing, to:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than any such filings made in respect of the Existing Credit Facility to be terminated on or immediately after the Effective Date); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that

(A) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into any Loan Party or another wholly-owned Subsidiary of any Loan Party (but only to the extent (x) only involving non-Loan Parties or (y) such surviving Subsidiary becomes or is a Full Recourse Loan Party and, to the extent involving a Limited Recourse Loan Party and a Non-Loan Party, such surviving Subsidiary is the Limited Recourse Loan Party), or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, in each case so long as

(1) no other provision of this Agreement would be violated thereby,

(2) to the extent involving a Loan Party, such Loan Party gives the Agents at least 10 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing) (or such other appropriate Governmental Authority),

(3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction,

(4) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation in any material respect and

(5) the surviving Subsidiary, if any, if not already a Loan Party, to the extent required by Section 7.01(b) is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation (or such later date as my be agreed by the Collateral Agent); and

(B) any non-Loan Party may liquidate or dissolve if the Borrower determines in good faith and reasonably that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, so long as the assets or business of such Non-Loan Party and proceeds of such liquidation are transferred to a Full Recourse Loan Party;

(C) any direct or indirect Subsidiary of the Parent that has no assets or that has sold, disposed of or otherwise transferred all of its assets to a U.S. Loan Party (or if the foregoing is a Foreign Subsidiary that (1) is a Loan Party, to any Full Recourse Loan Party or (2) is not a Loan Party, to any Loan Party), and

(D) any Orthofix Entity (other than the Borrower) may merge with any Person in connection with a Permitted Acquisition or other Permitted Investment, but only so long as a (A) a Full Recourse Loan Party is the surviving entity if any party to such merger is a Loan Party and (B) a U.S. Loan Party is the surviving entity if any party to such merger is a U.S. Loan Party,

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business other than businesses of the type conducted by the Orthofix Entities on the date hereof and businesses reasonably related, ancillary or incidental thereto.

(ii) [reserved].

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the applicable Loan Party or Subsidiary acquires, or completes the construction of, such fixed or capital asset; provided that

(i) if such sale and leaseback results in a Capitalized Lease Obligation, such Capitalized Lease Obligation is permitted by clause (c) of the definition of Permitted Indebtedness and any Lien made the subject of such Capitalized Lease Obligation is permitted by clause (e) of the definition of Permitted Liens and

(ii) the Net Cash Proceeds are applied to prepay the Term Loans in accordance with Section 2.05(b)(ii).

(g) [Reserved].

(h) Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except

(i) transactions consummated in the ordinary course of business and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof,

(ii) transactions with another Loan Party,

(iii) transactions permitted by Section 7.02(c) and Section 7.02(h)

(iv) any issuances by the Company of Equity Interests, awards or grants of equity securities, stock options and stock ownership plans approved by the Company's board of directors in the ordinary course of business,

(v) transactions not involving an agreement amount in excess of $500,000 in the aggregate for all such transactions outstanding at any time, and

(vi) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party

(i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries,

(ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries,

(iii) to make loans or advances to any Loan Party or any of its Subsidiaries or

(iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing;

provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state or foreign corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv),

(1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and

(2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G) customary restrictions in contracts that prohibit the assignment of such contract;

(H) customary restrictions in joint venture and similar agreements;

(I) restrictions binding on a Subsidiary of the Borrower at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower;

(J) restrictions on cash or other deposits imposed by contracts entered into in the ordinary course of business or with respect to Permitted Investments;

(K) customary net worth provisions or similar financial maintenance provisions contained in in contracts entered into in the ordinary course of business; or

(L) restrictions contained in agreements entered into in respect of any Permitted Indebtedness incurred by any Subsidiary.

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:

(i) this Agreement and the other Loan Documents,

(ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder,

(iv) customary provisions in leases restricting the assignment or sublet thereof,

(v) customary provisions in contracts restricting the assignment or sublet thereof,

(vi) customary restrictions in joint venture and similar agreements,

(vii) restrictions imposed in any contract, provided that such restrictions apply only to the property subject to such contract and not created in contemplation hereof,

(viii) customary net worth provisions or similar financial maintenance provisions contained in contracts entered into in the ordinary course of business,

(ix) customary restrictions contained in purchase agreements and acquisition agreements (including by way of merger, acquisition or consolidation), to the extent in effect pending the consummation of such transaction to the extent such restrictions relate to the Equity Interests and assets subject thereto,

(x) prohibitions and limitations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Subsidiary and apply only to such Subsidiary and

(xi) applicable law rule, regulation or order.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness for (A) borrowed money; (B) earn outs, deferred and other purchase consideration or similar Indebtedness; and (C) guarantees (and assumed Indebtedness) of each of the foregoing clauses (A) and (B) (collectively, “Restricted Indebtedness”), or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, such Indebtedness would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any material respect;

(ii) (A) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or

(B) make, or permit any Subsidiary to make, any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Restricted Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due) other than

(1) any such payment, prepayment, redemption, defeasance, payment or acquisition made with Qualified Equity Interests or in respect of the Obligations and

(2) Indebtedness which is not Subordinated Indebtedness to the extent in a principal amount that does not exceed $500,000;

(3) in respect of intercompany Indebtedness owing to a Loan Party;

(4) in respect of Indebtedness permitted pursuant to clause (o)(ii) of the definition of Permitted Indebtedness, any such payment, prepayment, redemption, defeasance, payment or acquisition so long as, before and after giving effect thereto:

(I) no Default or Event of Default having occurred and being continuing,

(II) pro forma Liquidity being greater than $45,000,000 and

(III) pro forma compliance with the financial covenants set forth in Section 7.03,

(C) refund, refinance, replace or exchange any other Restricted Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness, other Permitted Indebtedness or Qualified Equity Interests),

(D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Restricted Indebtedness (other than the Loans) as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, other than in the case of an asset sale, in respect of Permitted Indebtedness secured solely by Lien on such asset sold, or otherwise in the event of a Permitted Disposition of any Subsidiary in respect of Indebtedness incurred solely by such Subsidiary;

(iii) (A) amend, modify or otherwise change, or permit any Subsidiary to amend, modify or otherwise change, any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or other comparable event under any jurisdiction’s law) or

(B) amend, modify or otherwise change the tax designation (i.e. corporation, partnership, etc.) of Parent or its Subsidiaries (or any direct or indirect parent of Parent) in a manner that would cause an adverse tax consequence to the Parent or any of its Subsidiaries; or

(iv) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA; Pensions.

(i) Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event, or

(ii) adopt, or permit any of its ERISA Affiliates to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law; or

(iii) contribute to or assume or cause an obligation to contribute to or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in any Person that sponsors, maintains, participates in, has any liability in respect of or contributes to any Canadian Defined Benefit Plan, in each case without the prior written consent of the Administrative Agent.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials on, in, at, under or from any property owned, leased or operated by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any noncompliance that could not reasonably be expected to result in a liability in excess of $2,500,000).

(q) Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r) Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws.

(i) Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or

(ii) Use, nor permit any of its Subsidiaries or its or their respective directors, officers, employees, or agents to use, directly or indirectly, any of the proceeds of any Loan,

(A) to fund, finance, or facilitate any activities, business, or transaction of or with any Sanctioned Person or in any Sanctioned Country, or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or

(B) for the purpose or in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or for any illegal or improper bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.

(s) Foreign Exchange Availability. Fail to maintain in full force and effect and comply with the terms of all Requirements of Law required to enable it to pay solely and exclusively in Dollars all amounts which a Loan Party is or may be required to pay under the Loan Documents.

(t) Pari Passu. Fail to take all actions necessary to cause all Obligations to rank at all times at least pari passu in priority in right of payment and in all other respects with all other of unsecured and unsubordinated Indebtedness of any Loan Party.

(u) No Excess Cash.

(i) Maintain, or permit any of its Subsidiaries that are not Loan Parties to maintain, an average weekly balance of cash and Cash Equivalents in all of the checking, savings and other accounts of Subsidiaries that are not Loan Parties in excess of the amounts below in the aggregate at the close of business on the last Business Day of any week

(A) in the case of Orthofix Italy, $10,000,000;

(B) in the case of Orthofix Switzerland, $1,500,000; and

(C) in the case of all other Subsidiaries, $5,000,000 and

(ii) in respect of any Subsidiaries that are not U.S. Loan Parties, fail to repatriate (including by distribution or intercompany loan) to a U.S. Loan Party all cash and Cash Equivalents in the ordinary course of business and consistent with practices in effect on the Effective Date.

(v) Material Intellectual Property. Notwithstanding any provision in this Agreement or in any other Loan Document to the contrary, including without limitation the various exceptions (“baskets”) to the Negative Covenants set forth in this Section 7.03, no Loan Party will, nor will it permit any Orthofix Entity to,

(i) Dispose, distribute or otherwise take any action to transfer all or any portion of any Material Intellectual Property to any Person (including, without limitation, any Orthofix Entity), except that Material Intellectual Property is permitted to be Disposed, distributed or transferred by and to the parties set forth in clauses (A) and (B) below, but in each case only to the extent permitted by, and in accordance with the terms of, the other terms and provisions of (x) this Agreement in the Negative Covenants set forth in this Section 7.02, (y) the other terms and provisions in this Agreement, and (z) the terms and provisions of each of the other Loan Documents:

(A) by any (x) Non-Loan Party to any Loan Party or any other Non-Loan Party or (y) Foreign Subsidiary Loan Party to a Loan Party organized in the same country as such Foreign Subsidiary, a U.S. Loan Party or a Full Recourse Loan Party; or

(B) by any Subsidiary of the Company that is a U.S. Loan Party to any other Wholly Owned U.S. Loan Party, or

(C) in respect of a Permitted Disposition under clause (j) of the definition thereof made to a third party and not any Affiliate of a Loan Party,

(ii) Enter into any transaction or agreement, or take any other action, or intentionally fail to take any action, that in any way materially compromises the value or effectiveness of any Material Intellectual Property, or otherwise decreases the value of any Material Intellectual Property (from the perspective of a secured lender).

(w) Orthofix Italy. Orthofix Italy will not

(i) (A) cease to be a wholly-owned direct subsidiary of a (or one or more collectively) Full Recourse Loan Party (with, for avoidance of doubt, all of its Equity Interests pledged as Collateral); and (B) have any Subsidiaries;

(ii) create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Restricted Indebtedness outside the ordinary course of business other than Indebtedness permitted to be incurred to clause (p) of the definition of Permitted Indebtedness;

(iii) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, except any Liens created in connection with the Existing Credit Facility, which have been globally released on the Effective Date and are to be released pursuant to local law requirements following the Effective Date; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than any Permitted Lien created in the ordinary course of business and consistent with past practices; provided, that no such Permitted Liens shall encumber any Material Intellectual Property; and

(iv) wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, other than a Full Recourse Loan Party.

(x) Swap Agreements. No Loan Party will, nor will it permit any Orthofix Entity to, enter into any Swap Agreement, except Swap Agreements entered into to hedge or mitigate risks to which any Orthofix Entity has actual exposure (other than those in respect of Equity Interests of any Subsidiary of the Company), and for non-speculative purposes, and only so long as

(i) all such agreements are unsecured or secured by a Permitted Lien pursuant to clause (v) of the definition thereof,

(ii) no Indebtedness under any Swap Agreement may be owed to a Non-Loan Party, and

(iii) any amounts owing to a Loan Party pursuant to this Section 7.02(x) shall be unsecured Permitted Intercompany Investment pledged to secure the Secured Obligations.

(y) Centre of Main Interests and Establishment. No Dutch Loan Party will take any action that shall cause its ‘centre of main interests’ (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an ‘establishment’ (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside of its jurisdiction of incorporation.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Asset Coverage. As of the last day of each fiscal month, beginning on the fiscal month ending October 31, 2023, permit

(i) the aggregate principal amount of the Loans to exceed

(ii) the sum of the following (such sum, “Asset Coverage”):

(A) if Liquidity is less than $40,000,000,

(1) 75% multiplied by the applicable Asset Coverage Percentage multiplied by Eligible Accounts plus

(2) 65% multiplied by the applicable Asset Coverage Percentage multiplied by Eligible Inventory plus

(3) 45% multiplied by the applicable Asset Coverage Percentage multiplied by Eligible Equipment and

(B) otherwise,

(1) 50% of the Book Value of Accounts of of Parent and its Subsidiaries plus

(2) 35% of the Book Value of Inventory of of Parent and its Subsidiaries plus

(1) 20% of the Book Value of Equipment of of Parent and its Subsidiaries.

(b) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four consecutive fiscal quarters of the Parent and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
December 31, 2023	3.50:1.00
March 31, 2024	3.50:1.00
June 30, 2024	3.25:1.00
September 30, 2024	3.00:1.00
December 31, 2024	2.75:1.00
March 31, 2025	2.50:1.00
June 30, 2025	2.25:1.00
September 30, 2025	2.00:1.00
December 31, 2025	2.00:1.00

March 31, 2026	2.00:1.00
June 30, 2026	2.00:1.00
September 30, 2026	2.00:1.00
December 31, 2026 and each fiscal quarter ending thereafter	2.00:1.00

(c) [Reserved].

(d) [Reserved].

(e) Liquidity. Permit Liquidity to be less than $30,000,000 at any time.

Article VIII.

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements.

(a) The Parent and each of the Loan Parties shall

(i) establish and maintain its deposit accounts and/or securities accounts at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and

(ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b) Within 60 days after the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its reasonable discretion), each of the Parent and the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. From and after the date that is 60 days following the Effective Date, each of the Parent and the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c) Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent’s direction be wired each Business Day into the Administrative

Agent’s Accounts, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Accounts.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that

(i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and

(ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement.

Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 75 days of notice (or such later date as agreed to in writing by the Collateral Agent in its reasonable discretion and provided that such prior accounts to be closed shall be permitted to remain open for up to 270 days to the extent necessary to ensure unexpected payments are received and are immediately transferred to an acceptable Cash Management Account; provided, the Borrower shall sweep all cash from any such prior accounts no less than monthly until closed to another account acceptable to the Collateral Agent) from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment.

(e) Notwithstanding the foregoing in this Section 8.01, with respect to any Cash Management Accounts located in a non-US jurisdiction which the entry into a Control Agreement is not customary with local practice or such Cash Management Bank in the applicable jurisdiction is not willing to enter into a Control Agreement acceptable to the Collateral Agent after the use of the applicable Loan Party’s reasonable best efforts to cause such Cash Management Bank to enter into a Control Agreement, the requirement that such foreign Cash Management Accounts be subject to a Control Agreement shall not apply; provided, amounts in any such Cash Management Account not subject to a Control Agreement shall be limited ordinary course working capital, consistent with past practices.

Section 8.02 Segregated Government Account

The Loan Parties shall segregate collections made from Medical Reimbursement Programs, from collections made from all other Account Debtors and customers of the applicable Loan Parties, including, without limitation, to the extent not already accomplished, by

(a) notifying all payors (other than Medical Reimbursement Programs) then instructed to make payments to such Loan Parties’ deposit accounts to make payments to a deposit account other than a Segregated Governmental Account that is subject to a Control Agreement (such accounts, “Other Accounts”), and

(b) notifying all Medical Reimbursement Programs to make payments to a Segregated Governmental Account that is a zero balance account.

The Loan Parties shall not change the zero balance nature of any Segregated Governmental Account. To the extent any Person, whether a Governmental Payor or otherwise, remits payments to an incorrect deposit account or otherwise makes payments not in accordance with the provisions of this Section 8.02 or an applicable Loan Parties’ payment direction, such Loan Party shall contact such Person and use its commercially reasonable efforts to redirect payment from such Person in accordance with the terms hereof.

Article IX.

EVENTS OF DEFAULT

Section 9.01 Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) the Borrower (or any other Loan Party) shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise),

(i) any interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of 3 Business Days or

(ii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party (or any Subsidiary thereof) or by any officer or director of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c) any Loan Party (or any Subsidiary thereof) shall fail to perform or comply with any covenant or agreement contained in

(i) Section 5.03, Section 7.01(a)(ix), Section 7.01(b), Section 7.01(d) (with respect to the Loan Parties and Orthofix Italy only), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(m), Section 7.02 or Section 7.03 or Article VIII,

(ii) Section 7.01(a)(i)-(vii) and such failure, if capable of being remedied, shall remain unremedied for 3 Business Days after the earlier of the date an Authorized Officer or director of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party,

(iii) Section 7.01(a)(viii), Section 7.01(a)(x)-(xix) and Section 7.01(a)(xxi) and such failure, if capable of being remedied, shall remain unremedied for 10 days after the earlier of the date an Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party or

(iv) Section 7.01(a)(xx) and such failure continues for a period of 3 Business Days;

(d) any Loan Party (or any Subsidiary thereof) shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 20 days after the earlier of the date a senior officer or director of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) the Parent or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,500,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Parent or any of its Subsidiaries

(i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Law, relating to bankruptcy, insolvency, reorganization or relief of debtors (including for the avoidance of doubt any proceedings within the meaning of Insolvency Regulation listed or to be listed in Annex A thereto), or seeking the entry of an order for relief or the appointment of a receiver, administrator, administrative receiver, compulsory receiver, compulsory manager, interim receiver, receiver and manager, manager, monitor, trustee, custodian or other similar official for any such Person or for any substantial part of its property,

(ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally,

(iii) shall make a general assignment for the benefit of creditors,

(iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f); or

(v) shall file a declaration under article 370(3) of the Dutch Bankruptcy Act (Faillissementswet), or file a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(g) any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, or relief of debtors under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, , administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, manager, monitor, trustee, custodian or other similar official for any such Person or for any substantial part of its property (including for the avoidance of doubt any proceedings within the meaning of the Insolvency Regulation listed or to be listed in Annex A thereto), and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian, administrator, administrative receiver, compulsory manager, monitor or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,500,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 20 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k) the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(l) [reserved];

(m) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n) the indictment of the Parent or any of its Subsidiaries or any senior officer or director thereof under any criminal statute, or commencement of criminal or civil proceedings against the Parent or any of its Subsidiaries or any senior officer or director thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(o) (i) there shall occur one or more ERISA Events, Canadian Pension Events or any UK Loan Party has been notified that any of them has incurred a debt a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004) that individually or in the aggregate results in, or could reasonably be expected to result in, liability of any Loan Party or any of its ERISA Affiliates in excess of $2,500,000, or

(ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property or rights to property of any Loan Party or any of its ERISA Affiliates;

(p) (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness,

(ii) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or

(iii) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(q) [reserved]; or

(r) a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower,

(i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced,

(ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and

(iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents;

provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02 Cure Right. In the event that the Borrower fails to comply with the requirements of any financial covenant set forth in Section 7.03(b), until the expiration of the 5th day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter (the “Cure Right”); provided that

(a) such proceeds are actually received by the Borrower no later than 5 days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder,

(b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03 for such period,

(c) the Cure Right shall not be exercised more than five times during the term of the Loans,

(d) in each period of four fiscal quarters, there shall be at least two consecutive fiscal quarters during which the Cure Right is not exercised,

(e) [reserved],

(f) there shall be no pro forma reduction in Indebtedness with the proceeds of the Cure Right for purposes of determining compliance with the financial covenants in Section 7.03 or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the fiscal quarter in which the Cure Right is used or subsequent periods that include such fiscal quarter, and

(g) such proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(v).

If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrower is in compliance with the financial covenants set forth in Section 7.03, the Borrower shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

Article X.

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers, with express consent pursuant to article 1395 of the Italian Civil Code, the Administrative Agent and the Collateral Agent, also in its capacity as mandatario con rappresentanza pursuant to Italian law, to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto (also pursuant to article 1704 of the Italian Civil Code), including:

(i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received;

(ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders;

(iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters;

(iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document;

(v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document;

(vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document;

(vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document;

(viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and

(ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.

As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation.

(a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03 Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents

(i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent;

(ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts;

(iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents;

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person;

(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and

(vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent and such Related Parties for and indemnify such Agent and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Party’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.

(a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as a Default or an Event of Default has not occurred and is continuing, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date,

(i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and

(ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.

Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent to, and Collateral Agent shall release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release

Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that

(i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and

(ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that

(i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof,

(ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and

(iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold

(A) at any public or private sale,

(B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code),

(C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or

(D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state or other law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions (except as provided in Section 10.07(a) and 10.08(b)).

Section 10.12 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:

(i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and

(ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

Section 10.15 English Law Governed Collateral Documents

(a) This Section 10.15 including any non-contractual arrangements arising out of or in connection with it shall be governed by English law and applies in relation to any UK Collateral Documents, with the security interest created or expressed to be created pursuant to therein. For the purposes of this Section 10.15 only:

(iii) “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent;

(iv) “Secured Parties” means each Secured Party from time to time party to this Agreement, any Receiver or Delegate and each other agent, arranger and lender from time to time party to this Agreement;

(v) “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral; and

(vi) “UK Collateral Documents” means any UK Security Agreement and other instruments and documents granted over Collateral of any Loan Party incorporated in England and Wales and governed by English law.

(b) The Collateral Agent declares that it holds the benefit of the UK Collateral Documents on trust for each Secured Party on the terms contained in this Agreement.

(c) Each of the Secured Parties:

(i) authorizes the Collateral Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent under or in connection with the UK Collateral Documents together with any other incidental rights, powers, authorities and discretions; and

(ii) agrees that no Secured Party shall have any independent power to enforce, or have recourse to, any of the Liens or Collateral created or evidenced, or expressed to be created or evidenced, under the UK Collateral Documents or to exercise any right, power, authority or discretion arising under the UK Collateral Documents except through the Collateral Agent.

(d) The rights, powers, authorities and discretions given to the Collateral Agent under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Collateral Agent by law or regulation or otherwise.

(e) Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement, and where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

(f) In accordance with terms of this Agreement, the Collateral Agent shall release, without recourse or warranty, all of the Liens and Collateral created or evidenced, or expressed to be created or evidenced, under each UK Collateral Document and the rights of the Collateral Agent under each of the UK Collateral Documents and the trusts set out in this Agreement shall thereafter be wound up.

Section 10.16 Australian Law Governed Collateral Documents.

(a) This Section 10.16 including any non-contractual arrangements arising out of or in connection with it shall be governed by New South Wales law and applies in relation to any Australian Security Document as set out in this Section 10.16. This Section 10.16 is executed as a deed poll in favor of Australian Security Trustee and the Secured Parties from time to time.

(b) In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Collateral Agent under an Australian Security Document shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of Collateral Agent in its capacity as Australian Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to, the Australian Security Documents, any Loan Party party thereto or the Lien thereby created. Any obligations of the Collateral Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of Collateral Agent in its capacity as Australian Security Trustee or the Lien thereby created to the extent that such obligations relate to the Australian Security Documents or the Lien thereby created. Additionally, in its capacity as Australian Security Trustee, the Collateral Agent (or any other Person acting in such capacity) shall have: (a) all the rights, remedies and benefits in favor of the Collateral Agent or any other capacity contained in the provisions of this Agreement; (b) all the powers of an absolute owner of the security constituted by the Australian Security Documents; and (c) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owned by it under the Australian Security Documents.

(c) Each Secured Party appoints Australian Security Trustee under the terms of the Australian Security Trust Deed to act as its trustee under and in relation to the Australian Security Documents and to hold the assets subject to the Lien thereby created as trustee for the Secured

Parties on trust and on the terms contained in the Australian Security Documents and each Secured Party authorizes the Australian Security Trustee to: (a) enter into the Australian Security Documents in its capacity as Collateral Agent or Australian Security Trustee (including to execute any amendment, consent or waiver under the Australian Security Documents on behalf of any Secured Party that has consented in writing to such amendment, consent or waiver in accordance with the terms of this Agreement); (b) exercise such rights, remedies, powers and discretions as are specifically delegated to Australian Security Trustee by the terms of the Australian Security Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto and Australian Security Trustee accepts that appointment; and (c) manage, supervise and otherwise deal with the collateral subject to a Lien under the Australian Security Documents.

(d) On and from the date the Australian Security Trust Deed is entered into or (if later) upon such Person becoming a Secured Party, each Secured Party hereby: (a) acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed; (b) agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as that term is defined in the Australian Security Trust Deed); (c) acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement; and (d) without limiting the general application of paragraph (a) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

(e) On and from the date the Australian Security Trust Deed is entered into or (if later) upon such Person becoming a security provider under an Australian Security Document, each Loan Party that has entered into an Australian Security Document hereby: (a) acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed and (b) acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement.

The Secured Parties agree that at any time that if any Person becomes the Australian Security Trustee (other than the Collateral Agent), such other Person shall have the same rights, remedies, benefits and powers granted to the Collateral Agent in its capacity as Australian Security Trustee in this Agreement.

Section 10.17 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the

Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.18 Erroneous Distribution. If all or any part of any payment or other distribution by or on behalf of the Administrative Agent to the Borrower, Lender, or other Person is determined by the Administrative Agent in its sole discretion to have been made in error as determined by the Administrative Agent (any such distribution, an “Erroneous Distribution”), then the relevant Borrower, Lender, or other Person shall forthwith on written demand (accompanied by a reasonably detailed calculation of such Erroneous Distribution) repay to the Administrative Agent the amount of such Erroneous Distribution received by such Person. Any determination by the Administrative Agent, in its sole discretion, that all or a portion of any distribution to a Borrower, Lender, or other Person was an Erroneous Distribution shall be conclusive absent manifest error. The Borrower, Lender, and other potential recipient of an Erroneous Distribution hereunder waives any claim of discharge for value and any other claim of entitlement to, or in respect of, any Erroneous Distribution.

Section 10.19 Parallel Debt.

(a) Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to the amounts due in respect of the Corresponding Obligations (as defined hereafter) as they may exist from time to time. The payment undertakings of each Loan Party under this paragraph are each to be referred to as a “Parallel Debt”. “Corresponding Obligations” means all Obligations as they may exist from time to time, other than the Parallel Debts.

(b) Each Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent the relevant Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debts without any notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that:

(i) Each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent, which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Loan Party; and

(ii) Each Parallel Debt represents the Collateral Agent's own separate and independent claim to receive payment of the Parallel Debt from the relevant Loan Party,

it being understood, in each case, that pursuant to this paragraph (c), the amount which may become payable by each Loan Party by way of Parallel Debts shall not exceed at any time the total of the amounts which are payable under or in connection with the Corresponding Obligations of that Loan Party at such time.

(d) An amount by a Loan Party to the Collateral Agent in respect of the Parallel Debt will discharge the liability of the Loan Parties under the Corresponding Obligations in an equal amount.

(e) For the purpose of this Section 10.19, the Collateral Agent acts in its own name and for itself and not as agent, trustee or representative of any other Secured Party.

(f) For purposes of any right of pledge governed by the laws of the Netherlands, any resignation by the Collateral Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned and assumed to the successor agent appointed in accordance with Section 10.07 of this Agreement.

(g) The Collateral Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debts to a successor agent in accordance with Section 10.07 of this Agreement and will reasonably cooperate in transferring all rights and obligations under any security document governed by Netherlands law to such successor agent. All other parties hereby, in advance, irrevocably grant their cooperation (medewerking) to such transfer of all rights and obligations by the Collateral Agent to a successor agent in accordance with Section 10.07 of this Agreement.

(h) in no event will the “parallel debt” provisions apply to Italian Collateral Documents (as defined in Section 10.20 below); and (ii) the Collateral Agent will not be creditor or beneficiary of any “parallel debt” in respect of any Italian Collateral Document (as defined in Section 10.20 below).

Section 10.20 Italian Collateral Documents.

(a) Each Secured Party irrevocably appoints the Collateral Agent to act as its agent and mandatario con rappresentanza pursuant to Italian law under this Agreement and with respect to the Italian Security Agreement and any Security Agreement governed by Italian law (the “Italian Collateral Documents”), and irrevocably authorises the Collateral Agent on its behalf to:

(i) execute each Italian Collateral Document expressed to be executed by the Collateral Agent on its behalf;

(ii) perform such duties and exercise such rights and powers under this Agreement and the Italian Collateral Documents as are specifically delegated to the Collateral Agent by the terms thereof, together with such rights, powers and discretions as are reasonably incidental thereto; and

(iii) perfect and hold (including, without limitations, exercise all rights, remedies and/or powers of the Secured Parties thereunder) the security interests governed by Italian law granted by any debtor to secure the obligations of any relevant debtor as specified in the relevant Italian Collateral Document.

(b) Each of the Secured Parties (other than the Collateral Agent) hereby:

(i) appoints the Collateral Agent, which accepts, with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, as its agent with representative powers (con potere di rappresentanza) so that, acting in the name and on behalf of each Secured Party, but also in its own name and in its own interest, it takes all the actions that it considers proper or necessary as provided under this Agreement and executes, perfects and gives effect to, also in the name and on behalf of the Secured Parties, the Italian Collateral Documents;

(ii) grants the Collateral Agent the power to negotiate and approve the terms and conditions of such Italian Collateral Documents and any amendment and/or restatement, confirmation and/or confirmation and extension thereof, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, collect any and all amounts due to the Secured Parties under each Italian Collateral Document and take any other action in relation to the creation, perfection, maintenance, confirmation and extension, enforcement, cancellation, discharge and release of the security created thereunder and the performance of the Italian Collateral Documents, any amendments and/or waivers thereof and any other such agreement, instrument, notices or declaration, in each case in the name and on behalf of the Secured Parties;

(iii) confirms that the Collateral Agent is entitled to release any Italian Collateral Document upon payment in full of any amounts due thereunder before the expiry of the applicable claw-back or ineffectiveness period and in compliance with the terms set out under the Italian Collateral Documents;

(iv) confirms that in the event that any security created under the Italian Collateral Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Collateral Agent shall remain empowered to execute a release of such security in its name and on its behalf;

(v) undertakes to grant any additional power of attorney as it might be reasonably needed or appropriate for the Collateral Agent to act in accordance with and within the limits of this Agreement and any Italian Collateral Document;

(vi) undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Collateral Agent acting in its appointed capacity;

(vii) authorises the Collateral Agent to, in its name and on its behalf, exercise such rights, powers and discretions as are delegated to the Collateral Agent by the terms hereof and the Italian Collateral Documents together with all rights, powers and discretions as are incidental thereto or necessary to give effect to the provisions contained herein;

(viii) acknowledges and agrees that the Collateral Agent may enter in its name and on its behalf as direct representative into contractual arrangements pursuant to or in connection with the Italian Collateral Documents to which the Collateral Agent is also a party (in its capacity as agent, trustee, rappresentante or otherwise) and expressly authorises the Collateral Agent, pursuant to article 1395 of the Italian Civil Code;

(ix) waives any right it may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Collateral Agent in its name and on its behalf pursuant to or in connection with the Italian Collateral Documents, in each case to the extent legally possible to such Secured Party; and

(x) acknowledges that:

(A) in no event will the “parallel debt” provisions apply to Italian Collateral Documents; and

(B) the Collateral Agent will not be creditor or beneficiary of any “parallel debt” in respect of any Italian Collateral Document.

(c) The Collateral Agent shall have only those duties, obligations and responsibilities, which are expressly specified in this Agreement and/or the Italian Collateral Documents. The Collateral Agent’s duties under this Agreement and/or the Italian Collateral Documents are solely of a mechanical and administrative nature.

Article XI.

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower or any other Loan Party, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan

Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives

(i) promptness and diligence,

(ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral,

(iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral,

(iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and

(v) any other defense available to any Guarantor (other than the payment in full of the Obligations).

Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall

(a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date,

(b) be binding upon each Guarantor, its successors and assigns and

(c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.

Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than

Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.

“Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.

“Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state or foreign law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.

“Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.

The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Section 11.07 Waiver to Vote in Dutch WHOA. Each Loan Party waives any right it may have to vote as a creditor of any Dutch Loan Party or its estate other than in accordance with the instruction of the Collateral Agent for an akkoord within the meaning of the Dutch Bankruptcy Act (Failissementswet) until payment in full of the Obligations and the termination of this Agreement.

Article XII.

MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

if to the Company or any Loan Party, to it at the following address:

c/o Orthofix Medical Inc.

3451 Plano Parkway
Lewisville, TX 75056

Attention: Chief Financial Officer
Telephone: 214-937-2218

Email: GeoffreyGillespie@Orthofix.com

with a copy to:

c/o Orthofix Medical Inc.

3451 Plano Parkway
Lewisville, TX 75056

Attention: Chief Legal Officer
Telephone: 214-937-2218

Email: PujaLeekha@Orthofix.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:

Blue Torch Finance LLC
c/o Blue Torch Capital LP
150 East 58th Street, 39th Floor
New York, New York 10155
Email: BlueTorchAgency@alterdomus.com

with a copy to:

SEI – Blue Torch Capital Loan Ops
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
Telecopier: (469) 709-1839
Email: bluetorch.loanops@seic.com

in each case, with a copy to:

Latham & Watkins LLP

Attention:
Telephone:
Telecopier:
Email:

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes,

(A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and

(B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor;

provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed

(x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower,

(y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and

(z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender, reduce the principal of, or interest (other than interest accruing at the Post-Default Rate) on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iii) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; provided, that the Required Lenders may elect to release all or a substantial portion of the Collateral without the requirement to obtain the written consent of each Lender if such release is in connection with (x) an exercise of remedies by the Collateral Agent at the direction of the Required Lenders pursuant to Section 9.01 or (y) any Disposition of all or a substantial portion of the Collateral by one or more of the Loan Parties with the consent of the Required Lenders after the occurrence and during the continuance of an Event of Default so long as such Disposition is conducted in a commercially reasonable manner as if such Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC; or

(v) amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.

(b) Notwithstanding anything to the contrary in Section 12.02(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any equity holder of the Parent or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;

(iii) any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a “Collateral Document”) may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order

(A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel,

(B) to cure any ambiguity, inconsistency, omission, mistake or defect or

(C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents,

and if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;

(iv) no consent of any Loan Party shall be required to change any order of priority set forth in Section 2.05(d) and Section 4.03;

(v) the Administrative Agent and the Borrower may enter into an amendment to this Agreement pursuant to Section 2.07(g) to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable; and

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender).

(c) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent and their respective Affiliates and Related Funds (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Collateral Agent (including at the request of the Borrower), upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations, together with any accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any Applicable Premium) and under the other Loan Documents (including any amounts under Section 2.06(f)) without any other premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all reasonable and documented costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender, provided, that the obligation to reimburse expenses of counsel shall be limited to (x) one primary law firm for each Agent and the Lenders and (in the event of a perceived or actual conflict of interest, one additional primary law firm, together with one additional counsel in each applicable jurisdiction and specialty), and if reasonably necessary or appropriate, any necessary or appropriate local and specialty counsel in each relevant jurisdiction and specialty; accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:

(a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)),

(b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given,

(c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents,

(d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith,

(e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document,

(f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document,

(g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document,

(h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document,

(i) any attempt to collect from any Loan Party,

(j) any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest,

(k) any Environmental Lien,

(l) the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization, or

(m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.

Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off,

(a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and

(b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.

Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i) all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Collateral Agent and Borrower (such consent of the Borrower not to be unreasonably withheld, conditioned or delayed), and

(ii) all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it with the written consent of each Agent and Borrower (such consent of the Borrower not to be unreasonably withheld, conditioned or delayed);

provided, however, that no written consent of the Collateral Agent, the Administrative Agent or the Borrower shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, amalgamation, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender; provided, further than (y) no written consent of the Borrower shall be required to the extent an Event of Default has occurred and is continuing at the time of such assignment and (z) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Collateral Agent within 5 Business Days after having received notice thereof.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof);

(ii) The parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) and all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act; and

(iii) No such assignment shall be made to (A) any Loan Party, any equity holder of the Parent or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment),

(A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and

(B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto;

(ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;

(v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and

(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the ”Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i) If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that

(i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except

(A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans,

(B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or

(C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).

The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 Consent to Jurisdiction; Service of Process and Venue.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN THE DUTCH SECURITY DOCUMENTS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY

IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document, including any Dutch Security Document).

(c) Each Loan Party hereby irrevocably appoints the Borrower (the “Process Agent”), as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the jurisdiction in which it is domiciled or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11 Waiver of Jury Trial, Etc. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of

(i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or

(ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that

(A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and

(B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, provided the obligation to reimburse counsel shall be limited to one primary law firm for all Indemnitees taken together (and, in the event of a perceived or actual conflict of interest, one additional primary law firm, together with one additional local and specialty counsel in each applicable jurisdiction and specialty for each group of similarly-situated Indemnitees) and if reasonably necessary or appropriate, any necessary or appropriate local counsel in each relevant jurisdiction and specialty) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:

(i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or any other document executed in connection with the transactions contemplated by this Agreement,

(ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof,

(iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided,

(iv) (A) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or

(B) the disclosure of Confidential Healthcare Information to the Administrative Agent or any Lender in violation of Section 12.26; or

(v) any claim, litigation, investigation or proceeding relating to or arising out of any of the foregoing (including any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest), whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”);

provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter (i) caused by the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction and (ii) any dispute solely among Indemnities not involving the Loan Parties (other than a proceeding that is brought by an Indemnitee against the Administrative Agent, in its capacity as such).

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:

(i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and

(ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).

All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to keep confidential, in accordance with its customary procedures, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information

(i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below) (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19 or is subject to other customary confidentiality obligations);

(ii) to any other party hereto;

(iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19);

(iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority, in which case (to the extent practical and otherwise not legally or otherwise prohibited) the relevant Loan Party shall be informed promptly;

(v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency;

(vi) to the extent required in connection with any litigation to which any Agent or any Lender is a party, in which case (to the extent practical and otherwise not legally or otherwise prohibited) the relevant Loan Party shall be informed promptly;

(vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties, or

(ix) with the consent of the Borrower.

In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 12.20 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure); provided that such Agent or such Lender shall have no right (or additional right, as applicable) to review or approve any disclosures regarding this Agreement (i) required by applicable law or compulsory legal process or in connection with any pending legal proceeding or regulatory review (in which case Borrower, to the extent practicable and not prohibited by applicable law or regulation, shall inform such Agent or such Lender promptly thereof prior to disclosure), (ii) in connection with the exercise of any remedy or enforcement of any rights under this Agreement or the Loan Documents, (iii) other than with respect to the Fee Letter and the contents thereof, to the extent required by the applicable rules of any national securities exchange, and/or to the extent required by applicable federal securities laws, in connection with any Securities and Exchange Commission filings relating to this Agreement; provided, that the Borrower shall provide the Collateral Agent with a reasonable opportunity to review any such disclosure prior to the filing thereof that occurs at or immediately after the date hereof in connection with the initial disclosure of this Agreement (but there shall be no requirement to provide an opportunity to review in connection with regular disclosures made after the closing of this Agreement and the initial disclosure of this Agreement). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23 Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.24 Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 12.25 English Language. This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified

English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.

Section 12.26 Confidential Healthcare Information.

During the term of this Agreement, the Administrative Agent and the Lenders may be involved in field examinations and other visits, inspections, examinations and discussions with the Company, any other Orthofix Entity or a Subsidiary. Such involvement by the Administrative Agent or any Lender shall not be considered a request for the disclosure of any Protected Health Information or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”), unless

(a) the Lenders have made a written request for such information,

(b) the Lenders have entered into a business associate agreement to cover the use and disclosure of such Confidential Healthcare Information by, to, or for the benefit of the Lenders and

(c) the Lenders and the Company have determined that such use and disclosure will not violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.

Each of the Company, Borrowers and Subsidiaries hereby acknowledge the foregoing and represent that they will not disclose Confidential Healthcare Information to the Administrative Agent or any Lender except to the extent permitted under this Section and by applicable law.

Section 12.27 Attorney Representation. Each party acknowledges and accepts that, if a party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney's exercise or purported exercise of its authority shall be governed by Dutch law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

ORTHOFIX MEDICAL INC.

By: /s/ Geoffrey C. Gillespie
Name: Geoffrey C. Gillespie
Title: Interim Chief Financial Officer

GUARANTORS:

Orthofix Services LLC, a Delaware limited liability company

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

Orthofix US LLC, a Delaware limited liability company

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

IsoTis, Inc., a Delaware corporation

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

IsoTis Orthobiologics, INC., a Washington corporation

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

[Signature Page to Financing Agreement]

SeaSpine Holdings Corporation, a Delaware corporation

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

SeaSpine, Inc., a Delaware corporation

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

SeaSpine Orthopedics IntermediateCo, Inc., a Delaware corporation

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

SeaSpine Orthopedics Corporation, a Delaware corporation

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

SeaSpine Sales LLC, a Delaware limited liability company

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

Spinal Kinetics LLC, a Delaware limited liability company

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

[Signature Page to Financing Agreement]

Theken Spine LLC, a Ohio limited liability company

By: /s/ Geoffrey C. Gillespie

Name: Geoffrey C. Gillespie

Title: Chief Financing Officer

Orthofix Netherlands B.V.

By: /s/ Stacy L. Kohn

Name: Stacy L. Kohn

Title: Managing director A

By: /s/ Max Kloosterhuis

Name: Max Kloosterhuis

Title: Managing director B

[Signature Page to Financing Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT: BLUE TORCH FINANCE LLC
By: Blue Torch Capital LP, its Managing Member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

[Signature Page to Financing Agreement]

LENDERS:

BTC HOLDINGS KRS FUND LLC

By: Blue Torch Credit Opportunities KRS Fund LP, its sole member

By: Blue Torch Credit Opportunities KRS GP LLC, its general partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES UNLEVERED FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner

By: KPG BTC Management LLC, its managing member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES SBAF FUND LP

By: Blue Torch Credit Opportunities SBAF GP LLC, its general partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

[Signature Page to Financing Agreement]

BTC HOLDINGS FUND III LLC

By: Blue Torch Credit Opportunities Fund III LP, its Sole Member

By: Blue Torch Credit Opportunities GP III LLC, its General Partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC HOLDINGS SBAF FUND LLC

By: Blue Torch Credit Opportunities SBAF Fund LP, its sole member

By: Blue Torch Credit Opportunities SBAF GP LLC, its general partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

[Signature Page to Financing Agreement]

SCHEDULE 1.01(A)

Lender and Lender’s Commitments

Term Loan Lender	Term Loan Commitment
Blue Torch Credit Opportunities SBAF Fund LP	$7,482,088.22
Blue Torch Credit Opportunities Fund III LP	$47,244,806.63
Blue Torch Credit Opportunities Unlevered Fund III LP	$2,306,083.59
BTC Holdings SBAF Fund LLC	$11,223,132.32
BTC Holdings KRS Fund LLC	$14,774,501.06
BTC Holdings Fund III LLC	$16,969,388.18
Total	$100,000,000.00

Revolving Loan Lender	Revolving Credit Commitment
Blue Torch Credit Opportunities SBAF Fund LP	$4,676,305.14
Blue Torch Credit Opportunities KRS Fund LP	$3,693,625.26
Blue Torch Credit Opportunities Fund III LP	$16,053,548.70
Blue Torch Credit Opportunities Unlevered Fund III LP	$576,520.90
Total	$25,000,000.00

Delayed Draw Term Loan Lender	Delayed Draw Term Loan Commitment
Blue Torch Credit Opportunities SBAF Fund LP	$4,676,305.14
Blue Torch Credit Opportunities KRS Fund LP	$3,693,625.26
Blue Torch Credit Opportunities Fund III LP	$16,053,548.70
Blue Torch Credit Opportunities Unlevered Fund III LP	$576,520.90
Total	$25,000,000.00